Subject to Completion

Preliminary Pricing Supplement dated November 5, 2007

PRICING SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number:	Filed Pursuant to Rule 424(b)(3) Registration No. 333-132911

                     Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Merrill Lynch Factor ModelSM

due December     , 2012

(the “Notes”)

$10 original public offering price per unit

The Notes:

•

The Notes are designed for investors who anticipate that the level of the Merrill Lynch Factor ModelSM (the “Model”) (Bloomberg symbol MLEIFCTR <Index> ) will increase from its starting value to its ending value by at least the sum of (i) approximately 1% and (ii) the model adjustment factor described herein. Investors must also be willing to forego interest payments on the Notes.

•

There will be no payments on the Notes prior to the maturity date unless exchanged at your option for a cash payment during a specified period in November of each year from 2008 through 2011 as described in this pricing supplement.

•	There is no principal protection on these Notes and therefore you will not receive a minimum amount on the Notes at maturity or upon exchange.

•

We have applied to have the Notes listed on the American Stock Exchange under the trading symbol “MXH”. If approval of this application is granted, the Notes will be listed on the American Stock Exchange at the time of such approval. We make no representations, however, that the Notes will be listed, or, if listed, will remain listed for the entire term of the Notes.

•	The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C.” The Notes will have the CUSIP No. .

•	The settlement date for the Notes is expected to be December , 2007.

Payment on the maturity date or upon exchange:

•

The amount you receive on the maturity date or upon exchange will be based on the direction of and percentage change in the level of the Model, which will be reduced by an annual model adjustment factor of 1.0%, applied daily, from the starting value to the ending value of the Model.

•

The level of the Model must increase by the sum of (i) approximately 1% of the value of the Model on the pricing date and (ii) the 1% per annum model adjustment factor discussed above in order for you to receive at least the $10 original public offering price per unit on the maturity date or upon exchange. If the level of the Model has declined or has not increased sufficiently, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

The Model

•

The Model is composed of six Model Factors: the S&P 500® Total Return Index, U.S. Dollar Index®, MSCI EAFE® US Dollar Net Total Return Index, MSCI Emerging Markets Free US Dollar Net Total Return Index, Russell 2000® Total Return Index and one-month USD LIBOR. The weights of these Model Factors are adjusted monthly pursuant to a formula that is intended to assign weightings that, had such weights been assigned at the beginning of a 24-month look-back period, would have resulted in the highest correlation during such period between the monthly changes (whether positive or negative) in the Model Factors’ levels and the monthly positive or negative changes in the HFRI Composite Index level.

•

The Model is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds. Instead, the Model is designed to provide a high correlation to hedge fund beta, which is the component of diversified hedge fund index returns that may be correlated to and replicated by non-hedge fund, transparent market measures such as the Model Factors.

Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this pricing supplement beginning on page PS-8 and beginning on page S-3 in the accompanying MTN prospectus supplement.

	Per unit		Total
Public offering price	$10.00		$
Underwriting fee	$.15		$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.90	(1)	$

(1)	$.05 per unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled “Supplemental Plan of Distribution” in this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this pricing supplement is November     , 2007.

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.

“Merrill Lynch Factor Model” is a service mark of Merrill Lynch Pierce, Fenner & Smith Incorporated.

“Standard & Poor’s®”, “S&P 500® Total Return”, “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of Standard & Poor’s and MSCI.

“Russell 2000® Total Return Index” is a registered trademark of Frank Russell Company and has been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

U.S. Dollar Index® and USDX® are trademarks and service marks of the IntercontinentalExchange, Inc., used under license for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MSCI EAFE® US Dollar Net Total Return Index” and “MSCI Emerging Markets Free US Dollar Net Total Return Index” are the exclusive property of MSCI, and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The HFRI Composite Index is calculated and published by Hedge Fund Research, Inc., and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Frank Russell Company, the IntercontinentalExchange, Inc., MSCI or Hedge Fund Research, Inc.

Pricing Supplement

Page

SUMMARY INFORMATION—Q&A	PS-3
RISK FACTORS	PS-8
DESCRIPTION OF THE NOTES	PS-14
THE MERRILL LYNCH FACTOR MODEL	PS-19
THE MODEL FACTORS	PS-32
UNITED STATES FEDERAL INCOME TAXATION	PS-47
ERISA CONSIDERATIONS	PS-50
USE OF PROCEEDS AND HEDGING	PS-51
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-51
EXPERTS	PS-51
INDEX OF CERTAIN DEFINED TERMS	PS-53

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

MERRILL LYNCH & CO., INC.	S-3
USE OF PROCEEDS	S-3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	S-4
THE SECURITIES	S-4
DESCRIPTION OF DEBT SECURITIES	S-5
DESCRIPTION OF DEBT WARRANTS	S-16
DESCRIPTION OF CURRENCY WARRANTS	S-18
DESCRIPTION OF INDEX WARRANTS	S-20
DESCRIPTION OF PREFERRED STOCK	S-25
DESCRIPTION OF DEPOSITARY SHARES	S-32
DESCRIPTION OF PREFERRED STOCK WARRANTS	S-36
DESCRIPTION OF COMMON STOCK	S-38
DESCRIPTION OF COMMON STOCK WARRANTS	S-42
PLAN OF DISTRIBUTION	S-44
WHERE YOU CAN FIND MORE INFORMATION	S-45
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	S-46
EXPERTS	S-46

Prospectus

WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
EXPERTS	2

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to help you understand the Strategic Return Notes® Linked to the Merrill Lynch Factor ModelSM due December     , 2012 (the “Notes”). You should carefully read this pricing supplement and the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to fully understand the terms of the Notes, the Merrill Lynch Factor Model (the “Model”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” sections in this pricing supplement and the accompanying MTN prospectus supplement, which highlight certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of our senior debt securities entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes are expected to mature in December 2012, unless exchanged by you as described in this pricing supplement. Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in November or December, the settlement date may occur in November or December and the maturity date may occur in November or December. The date on which you may exchange the Notes will also depend on the actual Pricing Date. Any reference in this pricing supplement to the month in which the settlement date or maturity date will occur or when an exchange may occur is subject to change as specified above.

We will not make any payments on the Notes until the maturity date or upon exchange.

Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss of principal. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying MTN prospectus supplement.

Who publishes the Model and what does the Model measure?

The Model has been established by Merrill Lynch International, as model sponsor (the “Model Sponsor”). Merrill Lynch International is one of our wholly-owned subsidiaries.

The Model reflects the weighted performance of the following five indices and one-month USD LIBOR (each, a “Model Factor”):

•	S&P 500 Total Return Index;

•	U.S. Dollar Index;

•	MSCI EAFE US Dollar Net Total Return Index;

•	MSCI Emerging Markets Free US Dollar Net Total Return Index; and

•	Russell 2000 Total Return Index.

Each of the Model Factors is described in the section of this pricing supplement entitled “The Model Factors”. The Model is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds. Instead, the Model is designed to provide a high correlation to hedge fund beta, which is the component of the performance of a relatively diversified group of hedge funds comprising the HFRI Composite Index that may be correlated to and replicated by non-hedge fund, transparent market measures such as the Model Factors.

Weightings with respect to all but one of the Model Factors may be negative, indicating the equivalent of a short position. As further explained in “The Merrill Lynch Factor Model – Discontinuance of Model Factors; Substitution of Model Factors”, the Model Sponsor may, under certain circumstances, substitute one or more Model Factors with other indices or other market measures and may make related changes to the methodology for model factor weighting.

The initial weights of the Model Factors were determined according to the methodology described in the section entitled “The Merrill Lynch Factor Model—Computation of the Model Factor Weights” for January 3, 2003, the first Model Calculation Day (as defined herein). The initial value of the Model was set at 1,000. The weights of the Model Factors are adjusted monthly pursuant to a formula that assigns weights that, had they been assigned at the beginning of a 24-month look-back period, would have produced during such period the highest correlation between the monthly changes in the levels of the Model Factors and the monthly changes in the level of the HFRI Fund Weighted Composite Index (“HFRI Composite Index”) published by Hedge Fund Research, Inc. (“HFRI”), subject to certain parameters, as more fully described under “The Merrill Lynch Factor Model—Computation of the Model Factor Weights”. However, any return on the Notes will be determined by changes in the value of the Model (which is determined by the levels of the Model Factors), not the HFRI Composite Index. The return on the Notes may have no correlation to changes in the HFRI Composite Index. The HFRI Composite Index is an equally weighted index of over 2,000 constituent hedge funds, as described herein under “The Merrill Lynch Factor Model —The HFRI Composite Index”.

Daily closing levels of the Model are published by the Model Sponsor on Bloomberg page MLEIFCTR <Index> and on Reuters page MLFACTORMODEL. In addition, the Model Sponsor maintains a website at http://gmi.ml.com/factormodel that displays the daily closing values of the Model, as well as the corresponding weightings of each Model Factor, and the correlation to the HFRI Composite Index. These Model closing values will not incorporate the Model Adjustment Factor that is used in calculating your return on the Notes. This website also includes reference to the web addresses of each of the specific Model Factors where you can find additional information regarding the Model Factors.

The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in the Model Factors or the stocks or other assets included in any Model Factor.

How has the Model performed historically?

The Model was initially published on June 19, 2006. We have included a table and a graph showing the hypothetical historical monthly performance of the Model from January 1996 through May 2006, and actual historical monthly performance of the Model from June 2006 through October 2007 based on historical levels of the Model Factors, changes in the HFRI Composite Index and a base value of the Model of 1,000 set for January 3, 2003. In certain past periods, returns on the HFRI Composite Index have differed substantially from the hypothetical or actual historical returns of the Model. For further information on the calculation of these hypothetical historical values, please refer to the section entitled “The Merrill Lynch Factor Model—Hypothetical Historical and Actual Historical Data on the Model” in this pricing supplement. We have also included tables and graphs showing historical information on the HFRI Composite Index and the Model Factors.

We have provided this hypothetical historical and actual historical information to help you evaluate the performance of the Model in various economic environments; however, this information is not necessarily indicative of how the Model will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, if you have not previously exchanged your Notes, you will receive a cash payment in United States dollars per unit equal to the Redemption Amount.

The “Redemption Amount” per unit to which you will be entitled will depend on the direction and the percentage change in the level of the Model and will equal:

$9.90 ×	(	Ending Value	)
Starting Value

Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Model will need to increase by the sum of (i) approximately 1% and (ii) the Model Adjustment Factor defined below in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the Ending Value does not exceed the Starting Value by at least the sum of approximately 1% and the Model Adjustment Factor, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

The “Starting Value” will equal the closing level of the Model on the Pricing Date and will be made available in the final pricing supplement in connection with sales of the Notes.

For purposes of determining the Redemption Amount, the “Ending Value” means the average of the levels of the Model, as reduced by the Model Adjustment Factor defined below, at the close of the market on five Model Business Days (as defined herein) shortly before the maturity date of the Notes as more fully described in the section entitled “Description of the Notes—Payment on the Maturity Date”. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the Notes, there is a securities disruption as described herein.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

Will I receive interest payments on the Notes?

No. You will instead receive the Exchange Amount per unit following the exercise of your exchange option or the Redemption Amount per unit on the maturity date. We have designed the Notes for investors who are willing to forego interest payments on the Notes in exchange for the ability to participate in a potential increase in the level of the Model between the Starting Value and the Ending Value.

How does the exchange feature work?

You may elect to exchange all or a portion of your Notes during a specified period in the month of November of each year from 2008 through 2011 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this pricing supplement. Upon exchange, you will receive a cash payment per unit (the “Exchange Amount”) equal to the Redemption Amount, calculated as if the exchange date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Model on the exchange date, as reduced by the Model Adjustment Factor. The Exchange Amount will be paid three banking business days following the exchange date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount on the maturity date. The Exchange Amount you receive may be greater than or less than the Redemption Amount on the maturity date depending upon the performance of the Model during the period from the exchange date until the maturity date.

For more specific information about the exchange feature, please see the section entitled “Description of the Notes—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

What are the costs associated with an investment in the Notes?

Your return will reflect the deduction of the following costs from the Starting Value to the Ending Value:

Model Adjustment Factor. The level of the Model will reflect a 1.0% annual reduction that will be applied and accrue daily on the basis of a 365-day year to the benefit of MLPF&S as calculation agent. As a result of the cumulative effect on this deduction, the levels of the Model used to calculate the Redemption Amount during the five Model Business Days shortly before the stated maturity date will be approximately 4.88% less than the level of the Model had the Model Adjustment Factor not been applied.

Sales Charge. Because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90 in order to determine the Redemption Amount or Exchange Amount, the level of the Model, as reduced by the Model Adjustment Factor, must increase by at least approximately 1% or more from the Starting Value for you to receive an amount equal to or greater than the $10 original offering price per unit. This is analogous to paying a sales charge of approximately 1% per unit of the Notes.

Examples:

Set forth below are three examples of Redemption Amount calculations, including the hypothetical Starting Value of 1,594.97, the closing level of the Model on November 2, 2007:

Example 1—The hypothetical Ending Value is 50% below the hypothetical Starting Value:

Hypothetical Starting Value: 1,594.97

Hypothetical Ending Value: 797.49

Redemption Amount (per unit) = $9.90 ×	(797.49)	= $	4.95
1,594.97

Total Payment at maturity (per unit) = $4.95

Example 2—The hypothetical Ending Value is 0.80% above the hypothetical Starting Value:

Hypothetical Starting Value: 1,594.97

Hypothetical Ending Value: 1,607.73

Redemption Amount (per unit) = $9.90 ×	(1,607.73)	= $	9.98
1,594.97

Total Payment at maturity (per unit) = $9.98

Example 3—The hypothetical Ending Value is 50% above the hypothetical Starting Value:

Hypothetical Starting Value: 1,594.97

Hypothetical Ending Value: 2,392.46

Redemption Amount (per unit) = $9.90 ×	(2,392.46)	= $	14.85
1,594.97

Total Payment at maturity (per unit) = $14.85

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary, to characterize and treat a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Model. Under this characterization and tax treatment of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a securities exchange?

We have applied to have the Notes listed on the American Stock Exchange (the “AMEX”) under the trading symbol “MXH”. If approval of this application is granted, the Notes will be listed on the AMEX at the time of such approval. We make no representation, however, that the Notes will be listed on the AMEX, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes” in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

In determining the economic terms of the Notes, and consequently the potential return on the Notes, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates, volatility and the current levels of the Model. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the $10 original public offering price per unit of your Notes if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Model and no changes in the market conditions from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also serve as our calculation agent for purposes of determining, among other things, the Starting Value and the Ending Value, and calculating the Redemption Amount and Exchange Amounts.

Merrill Lynch International (“MLI”), our subsidiary, will act as Model Sponsor. MLI, as Model Sponsor, will calculate the weights of the Model Factors and exercise discretion in making certain determinations regarding the calculation of the Model, as more fully described in this pricing supplement.

Under certain circumstances, the duties of MLPF&S and MLI could result in conflicts of interest between MLPF&S and MLI as our subsidiaries and their respective responsibilities as calculation agent and Model Sponsor. See “Risk Factors—Potential conflicts of interest could arise”.

What is ML&Co.?

We are a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about us, see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement. You should also read other documents that we have filed with the Securities and Exchange Commission, which you can find by referring to the sections entitled “Where You Can Find More Information” and “Incorporation of Information We File with the SEC” in the accompanying general prospectus supplement and prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date or upon exchange. The payment on the Notes you receive will depend on the change in the level of the Model. Because the level of the Model is subject to market fluctuations, the payment on the Notes you receive may be more or less than the $10 original public offering price per unit of the Notes. The 1.0% per annum Model Adjustment Factor, applied daily, effectively results in a decrease of approximately 4.88% in the level of the Model from the Starting Value to the Ending Value as of the stated maturity date. In addition, because the quotient of the Ending Value and the Starting Value will be multiplied by $9.90, the level of the Model (after taking into account the Model Adjustment Factor) will need to increase by at least approximately 1% from the Starting Value to the Ending Value in order for you to receive a Redemption Amount equal to or greater than the $10 original public offering price per unit. If the level of the Model declines or does not increase sufficiently, you will receive less, and possibly significantly less than the $10 original public offering price per unit.

The value of the Model is expected to affect the trading value of the Notes

We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the value of the Model exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the value of the Model exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the value of the Model will continue to fluctuate until the Ending Value is determined. Additionally, because the trading value and potentially the final return on your Notes is dependent on factors in addition to the value of the Model, such as our credit rating, an increase in the value of the Model will not reduce the other investment risks related to the Notes.

Your yield, which could be negative, may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

You must rely on your own evaluation of the merits of an investment linked to the Model

In the ordinary course of their businesses, affiliates of ML&Co. may express views on expected movements in the Model Factors or their underlying constituents and these views are sometimes communicated to clients who participate in these assets. However, these views are subject to change from time to time. Moreover, other professionals who deal in securities markets may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Model Factors or their underlying constituents from multiple sources and should not rely on the views expressed by affiliates of ML&Co.

The performance of the Model is not determined by the performance of the HFRI Composite Index and may have no correlation to the performance of the HFRI Composite Index

The performance of the HFRI Composite Index does not determine the performance of the Model. Changes in the Model will depend on the weighted performance of six broadly available market measures. The only relationship of the Model’s performance to that of the HFRI Composite Index is through the monthly adjustments to the weights on these six Model Factors. The weights of the Model Factors are adjusted monthly pursuant to a formula that is intended to assign weights that, had they been assigned at the beginning of a 24-month look-back period, would have resulted in the highest correlation during such period between the monthly changes in the Model Factor levels and the monthly changes in the level of the HFRI Composite Index, subject to certain parameters, as more fully described under “The Merrill Lynch Factor Model—Computation of the Model Factor Weights”.

There may be little or no correlation between the performance of the Model and the HFRI Composite Index. In certain past periods, returns on the HFRI Composite Index have differed substantially from the hypothetical or actual historical returns of the Model. See “The Merrill Lynch Factor Model—Hypothetical Historical and Actual Historical Data

on the Model”. If the performance of the HFRI Composite Index exceeds returns produced by the Model Factors pursuant to the Model methodology, the performance of the Model will generally lag that of the HFRI Composite Index.

Since 1996, the annualized hypothetical historical performance of the Model has generally lagged the annualized historical performance of the HFRI Composite Index, including during periods of negative performance, when the hypothetical losses indicated by the Model have generally exceeded the losses indicated by the HFRI Composite Index.

In addition, the weightings assigned to the Model Factors pursuant to the algorithm will reflect the historical relationship between monthly changes in the HFRI Composite Index level over the applicable 24-month look-back period and corresponding changes in the Model Factor levels, and will not be adjusted to reflect changes in this relationship that may occur over the course of this 24-month period or following this period. The time lag between a given rebalancing date for the Model Factor weights and the end of the corresponding 24-month look-back period will generally be one month and several days. The length of the look-back period and the time lag between the end of this look-back period and the corresponding rebalancing date may result in significant discrepancies between the Model Factor weightings that are calculated pursuant to the Model methodology and the actual contemporaneous relationship between the Model Factors and the HFRI Composite Index.

As a result of the foregoing, your return, if any, on an investment in the Notes may be substantially less than the actual performance of the HFRI Composite Index over the same period.

The Model will not be adjusted for changes in hedge fund strategies

The weights assigned to the Model Factors will be based on historical relationships between the performance of the Model Factors and the performance of the HFRI Composite Index. However, the extent to which the performance of the Model will correlate to the performance of the HFRI Composite Index on an ongoing basis will depend on the extent to which the performance of the Model tracks the future performance of the HFRI Composite Index using only the Model methodology’s prescribed monthly weightings of the Model Factors. Changes in hedge fund strategies or the composition of the funds in the HFRI Composite Index or other factors may result in poor correlation between the Model performance and that of the HFRI Composite Index. As a result, the performance of the Notes may not correlate to the performance of the HFRI Composite Index, and your return on an investment in the Notes may be substantially less than an investment that directly tracks the HFRI Composite Index or another broad-based hedge fund performance index.

If the Model effectively tracks the performance of the HFRI Composite Index, it will do so even during periods when the HFRI Composite Index may underperform other market measures or reflects overall declines in the level of the HFRI Composite Index. The Model Factor weights will be readjusted monthly based on the historical performance of the HFRI Composite Index (subject to certain constraints built into the Model methodology) and will not otherwise be adjusted to increase the overall performance of the Model. As a result, any correlation that exists between the Model and the HFRI Composite Index when the HFRI Composite Index performance is negative will not be adjusted at such times to limit such correlation, and the performance of the Notes during such times may be negative.

Leveraged exposure to short positions in the Model Factors may adversely affect your return on the Notes

If the sum of the weightings of the five Model Factors other than one-month USD LIBOR exceeds 1, then the exposure of the Notes to the Model Factors will be hypothetically leveraged. Such hypothetical leverage will magnify exposure to decreases as well as increases in the levels of the relevant Model Factors, which would in turn magnify losses in the Model value resulting from adverse changes in relevant Model Factors. In addition, Model Factors other than the MSCI Emerging Markets Free US Dollar Net Total Return Index can be negatively weighted (effectively reflecting a “short” position). In such cases, positive performance of Model Factors that reflect a short position will have a negative impact on the Model value.

The Model Sponsor may substitute one or more Model Factors with other indices or other market measures under certain circumstances

As further explained in “The Merrill Lynch Factor Model – Discontinuance of Model Factors; Substitution of Model Factors”, the Model Sponsor may substitute one or more Model Factors with other indices or other market measures and may make related changes to the methodology for model factor weighting, in the event that the Model Sponsor concludes that the use of such substitute market measures would produce a better correlation between the performance of the HFRI Composite Index, on the one hand, and the performance of the various model factors, including the new market measures, on the other hand. If substitutions are made, the Model Sponsor may in its discretion also make changes to the parameters for the component weightings for the new market measures as well as the Model Factors that have not been substituted in order to improve correlation to the performance of the HFRI Composite Index. Although the new market measures must, in the view of the Model Sponsor, also be widely used in the markets with transparency comparable to that of the Model Factors that they substituted, such new market measures and any related modifications to the component weighting methodology may in fact result in less correlation with the performance of the HFRI Composite Index or worse performance when compared to the methodology employed prior to substitution. In addition, such new market measures may have risks associated with them that may not be present in the market measures they replace.

The HFRI Composite Index tracks assets which involve additional risks that are not fully transparent

The HFRI Composite Index and the constituent hedge funds comprising the HFRI Composite Index pose additional risks to Notes investors. While investors in the Notes will have no interests in the HFRI Composite Index or its constituent hedge funds, investors in the Notes may be exposed to certain risks that cannot be fully accounted for based on an examination of the Model or the Model Factors, as the Model Factor weights are subject to monthly adjustments based on changes in the HFRI Composite Index.

Hedge funds generally do not make public information available about their operations and holdings. Although public information is available regarding the Model Factors, such information may be of limited use to an investor in the Notes since the weights of each Model Factor are subject to change, and may reflect either a hypothetical long or short position with respect to a given Model Factor, during the term of the Notes.

The HFRI Composite Index is produced by a party that is not affiliated with ML&Co., and although we believe it to be a useful broad-based measure of hedge fund returns, we cannot assure you as to either the quality of the information available to HFRI or the quality of HFRI’s work in producing the HFRI Composite Index. We do not have any control over or input in the methodology and publication of the HFRI Composite Index. HFRI may cease to publish the HFRI Composite Index at any time, in which case the weightings of the Model Factors will either be rebalanced based on changes in a comparable index or measure selected by the Model Sponsor or otherwise be frozen. Even if HFRI does not cease to publish the HFRI Composite Index, HFRI may not continue to have the same access to hedge fund performance information that it currently does, or the quality of the information it receives may deteriorate. HFRI may also change the methodology it uses to calculate the HFRI Composite Index. Since hedge funds are generally not subject to the same levels of regulatory oversight and disclosure obligations associated with registered investment funds, the accuracy of the information used to compile the level of the HFRI Composite Index may not be subject to the levels of scrutiny associated with more conventional market measures.

The HFRI Composite Index, as a broad-based index of hedge fund performance, does not weigh highly performing component hedge funds or strategies more heavily than poorly performing hedge funds or strategies.

None of the sponsors or publishers of the Model Factors or the HFRI Composite Index nor the constituent hedge funds comprising the HFRI Composite Index have any obligations to the holders of the Notes, including any obligation to take the needs of the Company or of the holders of the Notes into consideration for any reason. None of them is responsible for, and none of them has endorsed or participated in or will endorse or participate in, the structuring, offering, placement, sale, purchase or transfer of the Notes or the calculation of any amounts due under the Notes.

The value of the Model may be affected by changing regulatory treatment of hedge funds

Hedge funds are not subject to the same regulatory regime or regulated to the same extent as registered investment funds or other public investment vehicles. Changes to the current regulatory environment could affect the investment, operations and structure of the hedge funds included in the HFRI Composite Index and could adversely affect the performance of the HFRI Composite Index, which, in turn, could adversely affect the Model and your return on the Notes, although there is no direct linkage between the HFRI Composite Index and the Model.

Your return will not reflect the return of owning instruments whose returns track the individual Model Factors

While the Model includes the Model Factors, the weightings of the individual Model Factors change from month to month, and all but one of these values may be negative, resulting in effective “short” positions with respect to Model Factors that are subject to negative weightings. As a result, the yield to the maturity date of the Notes will not produce the same yield as that of other investments with the same term which are based solely on the performance of the Model Factors. In addition, deductions and charges described above under “—Your investment may result in a loss” will result in the return on an investment in the Notes being less than the return on a similar investment in securities or other instruments tracking the Model Factors. The trading value of the Notes and final return on the Notes may also differ from the results of the Model for the reasons described below under “—Changes in our credit ratings may affect the trading value of the Notes”.

Ownership of the Notes does not entitle the holder to any rights with respect to any assets which comprise or underlie the Model Factors or the HFRI Composite Index

Holders of the Note will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the assets that comprise or underlie the Model Factors or the HFRI Composite Index.

Changes in our credit ratings may affect the trading value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the level of the Index between the Starting Value and the Ending Value, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

We have applied to have the Notes listed on the AMEX under the trading symbol “MXH”. If approval of this application is granted, the Notes will be listed on the AMEX at the time of such approval. We make no representation, however, that the Notes will be listed on the AMEX, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on the AMEX does not ensure that a trading market will develop for the Notes. While there have been a number of issuances of series of our Strategic Return Notes, trading volumes have varied historically from one series to another and it is therefore impossible to predict how the Notes will trade. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Model.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes which may affect the price you receive if you do not wish to hold your investment until the stated maturity date.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the original public offering price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Model and no change in market conditions or any other relevant factors, the price at which a purchaser (which may include MLPF&S) might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the $10 original public offering price per unit. This is due to, among other things, the fact that the $10 original public offering price per unit included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Your return may be affected by developments in various equity markets

Four of the six Model Factors track the values of equity securities of companies listed on markets throughout the world, including those in emerging market economies. Securities markets in emerging market and other foreign economies may be more volatile than those in the United States and may be affected by market developments in different ways than markets in the United States. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in certain markets may affect prices and the volume of trading. Also, corporate governance, disclosure and accounting and auditing standards differ significantly from jurisdiction to jurisdiction and are often less developed or transparent in the emerging market economies than in the United States.

The value of one of the Model Factors will fluctuate with changes in the value of the U.S. dollar relative to certain other currencies

The exchange rates between the U.S. dollar and the currencies comprising the U.S. Dollar Index are at any moment a result of the supply and demand for the United States dollar and the relevant reference currency, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the United States and the countries or political units issuing the relevant currency, including economic and political developments in other countries. The value of any currency, including the United States dollar, the European Union euro, the Japanese yen, the British pound, the Canadian dollar, the Sweden krona and the Swiss franc, may be affected by complex political and economic factors. Of particular importance are the relative rates of inflation, interest rate levels, balance of payments and extent of governmental surpluses or deficits in the United States and, as applicable, the European Union member states, Japan, the United Kingdom, Canada, Sweden, and Switzerland, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries or political units, and other countries important to international trade and finance.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations, including the United States, the European Union, Japan, the United Kingdom, Canada, Sweden, and Switzerland, are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. The trading value of currencies could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the stocks included in certain Model Factors or futures or option contracts on the stocks included in such Model Factors for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the stocks included in such Model Factors and, in turn, the value of the Model in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the stocks included in such Model Factors. Temporary increases or decreases in the market prices of the stocks included in these Model Factors may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the stocks included in such Model Factors may change subsequent to the Pricing Date, affecting the value of the Model and therefore the trading value of the Notes.

Potential conflicts of interest could arise

MLPF&S, our subsidiary, is our agent for the purposes of calculating the Starting Value and Ending Value, the Adjustment Factor and the Redemption Amount and Exchange Amount, and MLI, our subsidiary, is the Model Sponsor. As Model Sponsor, MLI must determine the value of the Model in the event of a discontinuance or unavailability of a Model Factor. See the sections entitled “The Merrill Lynch Factor Model –Daily Model Closing Value” and “—Discontinuance of Model Factors; Substitution of Model Factors” in this pricing supplement. Under certain circumstances, MLPF&S and MLI as our subsidiaries and their responsibilities as calculation agent for the Notes and Model Sponsor, respectively, could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with MLI’s determination as to whether the value of the Model can be calculated on a particular trading day, or in connection with judgments that MLI would be required to make in the event of a discontinuance or unavailability of the Model or a Model Factor. See the sections entitled “Description of the Notes—Payment on the Maturity Date” and “The Merrill Lynch Factor Model—Computation of the Model Factors’ Weights” and “The Merrill Lynch Factor Model—Discontinuance of Model Factors; Substitution of Model Factors” in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

Although MLPF&S will initially serve as calculation agent, after the issuance of the Notes another entity may assume responsibility for one or more of the functions associated with this role in place of MLPF&S. While any entity that would assume the responsibilities of calculation agent would be required to carry out its duties as calculation agent in good faith and using its reasonable judgment, conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount or Exchange Amount, as applicable. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies included in certain Model Factors or that may be involved in major transactions involving such companies including extending loans to, or making equity investments in or acquiring, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies included in such Model Factors. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in any Model Factor as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Model and the Model Factors does not reflect any investment recommendations of ML&Co. or its affiliates.

In addition, ML&Co. and its affiliates have interests in, are frequently involved in transactions with and have other engagements involving hedge funds whose performance is tracked by the HFRI Composite Index. ML&Co. and its affiliates may also be involved in transactions with and have other engagements involving HFRI. Neither ML&Co. nor any of its affiliates make any representation to any purchasers of the Notes regarding any matters whatsoever relating to funds underlying the HFRI Composite Index. The composition of the HFRI Composite Index does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. Unless exchanged by you, the Notes will mature on December , 2012. Information included in this pricing supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is                     .

The Notes may be exchanged by you prior to the maturity date only on the dates indicated below, but are not otherwise subject to redemption by ML&Co. prior to the maturity date. See “—Exchange of the Notes Prior to the Maturity Date”.

ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund and there is no principal protection on the Notes and therefore you will not receive a minimum amount on the Notes at maturity or upon exchange.

Payment on the Maturity Date

Unless you have exchanged your Notes prior to the maturity date, on the maturity date you will be entitled to receive a cash payment, in U.S. dollars, per unit equal to the Redemption Amount per unit, as provided below. There will be no other payment of interest, periodic or otherwise, on the Notes.

Determination of the Redemption Amount

The “Redemption Amount” per unit will be determined by MLPF&S, the calculation agent, and will equal:

$9.90 ×	(	Ending Value	)
Starting Value

The “Starting Value” will equal the closing level of the Model on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

For the purpose of determining the Redemption Amount, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing levels of the Model, as reduced by the Model Adjustment Factor, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Model on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Model on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Model determined (or, if not determinable, estimated by the calculation agent in a manner which it considers commercially reasonable under the circumstances) on the last scheduled Model Business Day in the Calculation Period, regardless of the occurrence of a Securities Disruption Event (as described below) on that scheduled Model Business Day.

The level of the Model will reflect a 1.0% annual reduction that will be applied and accrue daily on the basis of a 365-day year to the benefit of MLPF&S as calculation agent. As a result of the cumulative effect on this deduction, the levels of the Model used to calculate the Ending Value will be approximately 4.88% less than the level of the Model had the Model Adjustment Factor not been applied.

The “Calculation Period” means the first five Model Business Days from and including the seventh scheduled Model Business Day before the maturity date to and including the second scheduled Model Business Day before the maturity date.

A “Calculation Day” means any Model Business Day during the Calculation Period on which a Securities Disruption Event has not occurred.

A “Model Business Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and the Nasdaq Stock Market (the “Nasdaq”) are open for trading and the Model or any successor model is calculated and published.

“Securities Disruption Event” means any of the following events as determined by the calculation agent:

(A)	a Market Disruption Event (as defined herein under “The Merrill Lynch Factor Model – Daily Model Closing Level”);

(B)	failure by the Model Sponsor or the Model Calculator (as defined herein) to publish the closing value of the Model; or

(C)	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our hedge counterparties’ ability to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect.

The occurrence of a Securities Disruption Event could affect the calculation of the payment on the maturity date or upon exchange you will receive. See “—Payment on the Maturity Date” and “—Exchange of the Notes Prior to the Maturity Date” in this pricing supplement.

All determinations made by the calculation agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to the Maturity Date

You may elect to exchange all or a portion of the Notes you own, in whole units, during any Banking Business Day that occurs in an Exchange Notice Period by giving notice as described below. An “Exchange Notice Period” means the period from and including the first calendar day of the month of November to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of November in the years 2008, 2009, 2010 and 2011. If the fifteenth calendar day of the applicable month of November is not a Banking Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Banking Business Day. The amount of the cash payment you receive per unit upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount per unit, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing level of the Model, as reduced by the Model Adjustment Factor, on the Exchange Date. An “Exchange Date” will be the third Model Business Day following the end of the applicable Exchange Notice Period. If a Securities Disruption Event occurs on the third Model Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Model Business Day on which a Securities Disruption Event does not occur. The Exchange Amount will be paid three Banking Business Days after the Exchange Date.

The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last Model Business Day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to The Bank of New York, as successor trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Hypothetical Returns

The following tables illustrate for the hypothetical Starting Value and a range of hypothetical Ending Values of the Model:

•	the total amount payable on the maturity date of the Notes, and the total amount payable on an investment in the Model Factors;

•	the total rate of return to holders of the Notes, and the total rate of return on an investment in the Model Factors; and

•	the pretax annualized rate of return to holders of the Notes, and the pretax annualized rate of return on an investment in the Model Factors.

The tables assume an initial investment of $10 in the Notes and an initial investment of $10 in the Model Factors.

		Hypothetical Returns Related to Strategic Return Notes Based on the Model			Hypothetical Returns Related to an Investment in the Model Factors
Hypothetical Ending Value with respect to an investment in the Model Factors (1)	Hypothetical Ending Value with respect to an investment in the Notes (2)	Total amount payable on the maturity date per unit (3)	Total rate of return on the Notes	Pretax annualized rate of return on the Notes (4)	Total amount payable on the maturity date per unit	Total rate of return on the Model Factors	Pretax annualized rate of return on the Model Factors(4)
318.99	303.42	$1.88	-81.17%	-30.72%	$2.00	-80.00%	-29.70%
637.99	606.84	$3.77	-62.33%	-18.59%	$4.00	-60.00%	-17.49%
956.98	910.26	$5.65	-43.50%	-11.09%	$6.00	-40.00%	-9.95%
1,275.98	1,213.68	$7.53	-24.67%	-5.58%	$8.00	-20.00%	-4.41%
1,594.97 (5)	1,517.10	$9.42	-5.83%	-1.20%	$10.00	0.00%	0.00%
1,611.08	1,532.42	$9.51	-4.88%	-1.00%	$10.10	1.01%	0.20%
1,676.84	1,594.97	$9.90	-1.00%	-0.20%	$10.51	5.13%	1.00%
1,693.78	1,611.08	$10.00	0.00%	0.00%	$10.62	6.19%	1.20%
1,913.96	1,820.52	$11.30	13.00%	2.46%	$12.00	20.00%	3.68%
2,232.96	2,123.94	$13.18	31.83%	5.60%	$14.00	40.00%	6.84%
2,551.95	2,427.36	$15.07	50.67%	8.36%	$16.00	60.00%	9.61%
2,870.95	2,730.78	$16.95	69.50%	10.82%	$18.00	80.00%	12.09%

(1)	An investment in the Model Factors is assumed to be equivalent to a hypothetical investment in the Model, including the method and timing of reinvesting dividends. The amounts specified in this column do not take into account transaction costs and taxes.
(2)	The amounts specified in this column reflect the 1.0% annual Model Adjustment Factor (equal to a decrease of approximately 4.88% in the level of the Model from the Starting Value to the Ending Value on the maturity date).
(3)	The amounts specified in this column reflect the sum of (i) the 1.0% sales charge that will be paid to MLPF&S, and (ii) the 1.0% annual Model Adjustment Factor.
(4)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from November 5, 2007 to November 5, 2012, a term expected to be equal to that of the Notes.
(5)	This is the hypothetical Starting Value, the closing level of the Model on November 2, 2007. The actual Starting Value will be determined on the Pricing Date.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value and term of your investment.

Adjustments to the Model

If at any time the Model Sponsor makes a material change in the formula for or the method of calculating the Model or in any other way materially modifies the Model so that the Model does not, in the opinion of the calculation agent, fairly represent the level of the Model had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Model is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a model comparable to the Model as if those changes or modifications had not been made, and calculate the closing level with reference to the Model, as so adjusted. Accordingly, if the method of calculating the Model is modified so that the level of the Model is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Model in order to arrive at a level of the Model as if it had not been modified.

Discontinuance of the Model

If the Model Sponsor discontinues publication of the Model and the Model Sponsor or another entity publishes a successor or substitute model that the calculation agent determines, in its sole discretion, to be comparable to the Model (a “successor model”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor model as calculated by the Model Sponsor or any other entity for the Model and calculate the Ending Value as described above under “—Payment at Maturity” or “—Exchange of the Notes Prior to the Maturity Date”, as applicable. Upon any selection by the calculation agent of a successor model, ML&Co. will cause notice to be given to holders of the Notes.

In the event that the Model Sponsor discontinues publication of the Model and:

•	the calculation agent does not select a successor model; or

•	the successor model is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for the Model in accordance with the procedures last used to calculate the Model before any discontinuance. If a successor model is selected or the calculation agent calculates a level as a substitute for the Model as described below, the successor model or level will be used as a substitute for the Model for all purposes, including the purpose of determining whether a Securities Disruption Event exists.

If the Model Sponsor discontinues publication of the Model before the Calculation Period and the calculation agent determines that no successor model is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor model is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause each value to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Model may adversely affect trading in the Notes.

A “Business Day” means any day on which the NYSE, the AMEX and the Nasdaq are open for trading.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount per unit, if any, calculated as though the date of acceleration were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE MERRILL LYNCH FACTOR MODEL

The Model is a model established by Merrill Lynch International, as model sponsor (the “Model Sponsor”). The value of the Model changes based on the weighted performance of the S&P 500 Total Return Index, U.S. Dollar Index, MSCI EAFE US Dollar Net Total Return Index, MSCI Emerging Markets Free US Dollar Net Total Return Index, Russell 2000 Total Return Index and one-month USD LIBOR (each, a “Model Factor”), each described in the section entitled “The Model Factors”. The Model is not a managed hedge fund and does not track the performance of any hedge fund or group of hedge funds. Instead, the Model is designed to provide a high correlation to hedge fund beta, which is the component of the performance of a relatively diversified group of hedge funds comprising the HFRI Composite Index that may be correlated to and replicated by non-hedge fund, transparent market measures such as the Model Factors. Weightings with respect to all but one of the Model Factors may be negative.

The initial weights of the Model Factors were determined according to the methodology described below under “—Computation of the Model Factor Weights” for January 3, 2003, the first Model Calculation Day (as defined below). The initial value of the Model was set at 1,000. The weights of the Model Factors are adjusted monthly pursuant to a formula that is intended to assign weights that, had they been assigned at the beginning of a 24-month look-back period, would have resulted in the highest correlation during such period between the monthly changes in the Model Factor levels and the monthly changes in the level of the HFRI Fund Weighted Composite Index (“HFRI Composite Index”) published by Hedge Fund Research, Inc. (“HFRI”), subject to certain parameters, as more fully described below under “— Computation of the Model Factor Weights”. However, any return on the Notes will be determined by changes in the value of the Model (which is determined by the levels of the Model Factors), not the HFRI Composite Index. The return on the Notes may have no correlation to changes in the HFRI Composite Index. For more information on the HFRI Composite Index, see “— The HFRI Composite Index” below.

Dow Jones & Company, Inc. (“Dow Jones”), or another party designated by the Model Sponsor, will act as model calculator (the “Model Calculator”) and will be responsible for the calculation of the value of the Model, using the data and methodologies described in this pricing supplement and determined by the Model Sponsor. Also, Dow Jones, as Model Calculator, will report the daily Model closing value on its datafeed delivered to the Chicago Board of Trade, which is redistributed to Bloomberg and Reuters. The daily Model closing values are published on Bloomberg page MLEIFCTR <Index> and on Reuters page .MLFACTORMODEL. In addition, the Model Sponsor maintains a website at http://gmi.ml.com/factormodel that displays the daily Model closing values, the weightings of each Model Factor and the correlation between the Model and the HFRI Composite Index. These daily model closing values published on the website will not include the Model Adjustment Factor used to calculate the return on the Notes.

The current Model Factor weights, established in November 2, 2007, are as follows:

Model Factor	Bloomberg Ticker	Weighting
S&P 500 Total Return Index	SPTR	-11.2%
U.S. Dollar Index	DXY	2.1%
MSCI EAFE US Dollar Net Total Return Index	NDDUEAFE	31.4%
MSCI Emerging Markets Free US Dollar Net Total Return Index	NDUEEGF	8.2%
Russell 2000 Total Return Index	RU20INTR	8.8%
One-month USD LIBOR	US0001M	62.8%

Computation of the Model Factor Weights

The Model Sponsor will implement the Model Factor weights (each rounded to the nearest one thousandth) monthly on the second Model Calculation Day (the “Model Rebalancing Day”) immediately succeeding the date on which HFRI publishes the “End Update” for the HFRI Composite Index performance for a given month (the “Publication Date”). The End Update is the third published value for the HFRI Composite Index performance for a given month, the first update being the “Flash Update” (typically published five business days after the end of the relevant month) and the second update being the

“Mid Update” (typically published 15 calendar days after the end of the relevant month). The “End Update” for a given month is typically published by HFRI on the first Model Calculation Day of the second month immediately following the month for which performance is being measured. If, however, the End Update has not been published by HFRI by 11:00 A.M., New York City time, on the second Model Calculation Day of the relevant month, then the Mid Update is used in place of the End Update in the regression model used to calculate the new Model Factor weights for that month.

The Model Sponsor will determine the weights for the Model Factors other than one-month USD LIBOR using the linear regression model described below that analyzes the relationship between monthly changes in the HFRI Composite Index, reduced by one-month USD LIBOR (as so reduced, the “adjusted HFRI Composite Index”), and corresponding monthly changes in the level of each Model Factor other than one-month USD LIBOR, in each case also reduced by One-Month USD LIBOR (each, as so reduced, an “adjusted Model Factor”). The monthly changes analyzed in the linear regression model for each Model rebalancing span 24 consecutive months, ending with the month for which the most recent HFRI Composite Index monthly return is available (the “Observation Period”). This month is expected to be the second month immediately preceding the applicable Model Rebalancing Day.

The following is the linear regression model that is applied to each of the 24 monthly subperiods within each Observation Period:

Monthly change in HFRI Composite Index – One Month USD LIBOR Return =

Constant

+	weight 1* (monthly change in S&P 500 Total Return Index – One Month USD LIBOR Return)
+	weight 2 * (monthly change in Russell 2000 Total Return Index – One Month USD LIBOR Return)
+	weight 3 * (monthly change in MSCI EAFE USD Total Return Index – One Month USD LIBOR Return)
+	weight 4 * (monthly change in MSCI EMF Total Return Index – One Month USD LIBOR Return)
+	weight 5 * (monthly change in U.S. Dollar Index – One Month USD LIBOR Return)

where:

“One Month USD LIBOR Return” equals:

One-Month USD LIBOR * (ACTUAL/360)

The LIBOR determination date shall be the last published One-Month USD LIBOR rate for the month immediately preceding the relevant subperiod.

“ACTUAL” means the actual number of days in the relevant calendar month.

By performing a regression analysis on this formula over an Observation Period, values for Model Factor weights 1 through 5 can be obtained that will, subject to the parameters described in the next paragraph, produce the highest correlation between the changes in the adjusted HFRI Composite Index values for the 24 monthly subperiods of such Observation Period and the corresponding changes in the five Model Factor values. The weight for the One-Month USD LIBOR Model Factor will be equal to one minus the sum of the weights for the other Model Factors (other than the weight for the U.S. Dollar Index).

The weight of each Model Factor other than One-Month USD LIBOR must have a value equal to or greater than -100% and not more than 100%, except that: (i) the Model Factor weight for the MSCI Emerging Markets Free US Dollar Net Total Return Index must be equal to or greater than 0% and (ii) the Model Factor weight for the Russell 2000 Total Return Index must be equal to or greater than -30%. In the event that the weighting of one or more Model Factors is limited on any Model Rebalancing Day by these minimum and maximum value constraints, the other Model Factor weights will be computed in the regression model as if no constraints had been imposed. Any negative Model Factor weight will have the same effect on the Model Value as if a short position had been created in the applicable Model Factor for such period. In the event that the sum of the Model Factor weights other than that of One-Month USD LIBOR exceeds 100%, the exposure of the Notes to the Model Factors will be hypothetically leveraged. See “Risk Factors— Leveraged Exposure to and Short Positions in the Model Factors May Adversely Affect Your Return on the Notes” in this pricing supplement.

On each Model Rebalancing Date, a constant is included in the statistical model employed by the Model Sponsor. This constant will be used solely to determine the Model Factor weights and will not be used for the purposes of computing the daily Model closing value.

“Model Calculation Day” means a day which is both a Business Day and an Exchange Business Day.

“Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close and is a day on which those banks are open for dealing in foreign exchange and foreign currency deposits.

“Exchange Business Day” means any day upon which all the relevant Exchanges and Related Exchanges are open for trading during their respective regular trading sessions notwithstanding such Exchanges or Related Exchanges closing prior to their scheduled weekday closing time; provided that, in the event that any relevant Exchange or Related Exchange is closed for trading, the Model Sponsor may exclude such Exchange or Related Exchange for the purposes of this definition of Exchange Business Day.

“Exchange” means, in respect of each Model Factor comprising the Model, any stock exchange on which a Model Security that is part of that Model Factor is traded and/or any successor stock exchange or trading system on which that Model Security is traded. In the event that a Model Security is listed on more than one exchange or quotation system, the Model Sponsor shall select an exchange or quotation system.

“Model Security” means any security traded on an Exchange or a Related Exchange and constituting a Model Factor.

“Related Exchange” means, in respect of a Model Security, each exchange, quotation or market system on which options contracts and futures contracts relating to such Model Security are traded, any successor to such exchange, quotation or market system or any substitute exchange, quotation or market system to which trading in futures or options contracts relating to the Model has temporarily relocated; provided that the Model Sponsor has determined that there is comparable liquidity relative to the futures or options contracts relating to the Model Security on such temporary substitute exchange, quotation or market system as on the original Related Exchange.

Daily Model Closing Value

In order to compute the daily Model closing value as of a Model Calculation Day, the Model Calculator will compute the total return on each individual Model Factor for all Model Factors since the most recent Model Rebalancing Day as of such Model Calculation Day (the “Accumulated Model Factor Total Return” or “AMFTR”) in accordance with the following formula:

AMFTR =

weight 0 * (one-month USD LIBORRD * (DAYS/360))

+ weight 1* ((S&P 500 Total Return Index closing levelMCD / S&P 500 Total Return Index closing levelRD) – 1)

+ weight 2 * ((Russell 2000 Total Return Index closing levelMCD / Russell 2000 Total Return Index closing levelRD) – 1)

+ weight 3 * ((EAFE TR Index closing levelMCD / EAFE TR Index closing levelRD) – 1)

+ weight 4 * ((EMF TR Index closing levelMCD / EMF TR Index closing levelRD) – 1)

+ weight 5 * ((U.S. Dollar Index closing levelMCD / U.S. Dollar Index closing levelRD) – 1)

where:

“MCD” means the applicable Model Calculation Day;

“RD” means the most recently published closing value available as of 4:00 A.M. in the city of New York on the preceding Model Rebalancing Day;

“DAYS” means the actual number of days from (but excluding) the most recent preceding Model Rebalancing Day to (and including) the relevant Model Calculation Day;

“weights 1, 2, 3, 4 and 5” mean the Model Factor weightings calculated for the most recent preceding Model Rebalancing Day pursuant to the linear regression analysis described above under “—Computation of the Model”.

“weight 0” means an amount equal to 100% – (the sum of weight 1 , weight 2 , weight 3 and weight 4 ), the weighting for the one-month USD LIBOR Model Factor. This method of weighting one-month USD LIBOR results in an effective leverage charge when the sum of weight 1 , weight 2 , weight 3 and weight 4 exceeds 1, and in the event that this sum does not exceed 1, the weighted one-month USD LIBOR Model Factor effectively represents the return on a hypothetical cash position.

The daily Model closing value for and as of each Model Calculation Day will be determined in accordance with the following formula:

Daily Model Closing ValueMCD = (AMFTR + 1) * Daily Model Closing ValueRD

The daily Model closing value is calculated and reported on Bloomberg page MLEIFCTR <Index> and on Reuters page .MLFACTORMODEL (and may be reported on any successor page at the sole and absolute discretion of the Model Sponsor) on or prior to the opening of business on the immediately succeeding Model Calculation Day. In addition, the Model Sponsor maintains a website at http://gmi.ml.com/factormodel that displays the daily Model closing values, the weightings of each Model Factor, and the correlation between the Model and the HFRI Composite Index. These Model closing values will not incorporate the Model Adjustment Factor that is used in calculating your return on the Notes. This website includes reference to the web addresses of each of the specific Model Factors where you can find additional information regarding the Model Factors.

The daily Model closing value will in no event be less than zero. If on any Model Calculation Day the daily Model closing value is equal to zero, the daily Model closing value from that time forward will be equal to zero and the Model Sponsor will cease to adjust Model Factor weights on future Model Rebalancing Dates.

If on any Model Calculation Day, there is a Market Disruption Event with respect to any of the Model Factors, the next Model Calculation Day will be the next succeeding Exchange Business Day on which there is no Market Disruption Event; provided that if a Market Disruption Event has occurred on each of the two succeeding Exchange Business Days, then (i) such second succeeding Exchange Business Day will be deemed to be the relevant Model Calculation Day for the Model notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such second succeeding Exchange Business Day on which a Market Disruption Event occurs, the value of the disrupted Model Factor(s) on such second succeeding Model Business Day will be the mean, as determined by the Model Sponsor, of the values of the disrupted Model Factor(s) on such trading day obtained from recognized dealers in instruments related to such Model Factor(s) and the component securities of such Model Factor(s) selected by the Model Sponsor (which may not exceed three). Bids of the Model Sponsor or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.

For the purposes of the calculations of the daily Model closing values, the one-month USD LIBOR Model Factor shall be the most recently published value of one-month USD LIBOR as of 4:00 A.M. in the city of New York on the immediately preceding Model Rebalancing Day. For more information on how one-month USD LIBOR rates are determined and published, see “The Model Factors – One-Month USD LIBOR”.

In the event of a discontinuation of the publication of the HFRI Composite Index, the Model Factor weights will be fixed at their last rebalanced levels if a successor to the HFRI Composite Index is not selected.

“Market Disruption Event” means the occurrence or existence of (i) the failure of the applicable Factor Publisher (as defined below) to publish a closing level for a Model Factor as of the applicable Valuation Time or (ii) an Exchange Disruption which the Model Sponsor determines is material at any time during the one-hour period that ends at the relevant Valuation Time or for any period of more than two hours during the relevant trading day. For the avoidance of doubt, a Market Disruption Event may occur with respect to any of the Model Factors other than one-month USD LIBOR.

“Exchange Disruption” means any event that disrupts or impairs (as determined by the Model Sponsor) the ability of market participants in general (i) to effect transactions in, or obtain market values for, any Model Securities, or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to a Model Security on any relevant Related Exchange.

“Valuation Time” means, in respect of each Model Factor, (i) the scheduled time for the publication by the Factor Publisher of the closing level of a Model Factor or (ii), in the case of an Exchange Disruption, the close of trading on the relevant Exchange on which a Model Security is traded.

Model Methodology

The Model Calculator will employ the methodology described above and its determinations in the application of such methodology shall be final, except in the case of manifest error.

In addition, the Model Sponsor may modify the Model without the consent of any person for the purposes of curing any ambiguity or correcting or supplementing any provision contained herein that is defective or inconsistent with the other provisions or replacing any information provider or information source named herein or any previous replacement information provider or source. The Model Sponsor will have no obligation to inform any person (including holders of the Notes) about such modification, change or replacement. The Model Sponsor will make reasonable efforts to assure that such modifications, changes and replacements will result in a methodology that is consistent with the methodology described above.

Discontinuance of Model Factors; Substitution of Model Factors

If a Factor Publisher (as defined below) discontinues publication of a Model Factor and the Factor Publisher or another entity publishes a successor or substitute index that the Model Sponsor determines, in its sole discretion, to be comparable to that Model Factor (a “successor factor”), then, upon the Model Sponsor’s notification of that determination to the trustee, ML&Co. and the Model Calculator, the Model Calculator will substitute the successor factor as calculated by the Factor Publisher or any other entity for the Model Factor. Upon any selection by the Model Sponsor of a successor factor, the Model Sponsor, on behalf of ML&Co., will cause notice to be given to holders of the Notes.

In the event that a Factor Publisher discontinues publication or disallows the use of a Model Factor by the Model and, with respect to any Business Day and:

•	a successor factor has not been selected; or

•	the successor factor is not published on such Business Day,

the Model Sponsor will, in its sole discretion, compute a substitute level for that Model Factor for that Business Day and provide the value to the Model Calculator. If a successor factor is selected or the Model Sponsor calculates and provides to the Model Calculator a level as a substitute for a Model Factor, the successor factor or level will be used as a substitute for that Model Factor for all purposes, including for the purposes of calculating the relevant daily Model closing value and determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication, or disallowing use of a Model Factor may adversely affect trading in the Notes.

A “Factor Publisher” means each of Standard & Poor’s, a division of The McGraw Hill Companies, Inc., the IntercontinentalExchange, Inc., the Frank Russell Company and MSCI.

The Model Sponsor may substitute one or more Model Factors with other indices or other market measures and may make related changes to the methodology for Model Factor weighting in the following events:

i.	If the Model Sponsor concludes that the use of such substitute market measures would produce a better correlation between the performance of the HFRI Composite Index (or successor benchmark index), on the one hand, and the performance of the various Model Factors, including the new market measures, on the other hand.

ii.	If a Factor Publisher disallows the use of a Model Factor by the Model, or if the use of a Model Factor becomes prohibitively expensive.

Any such substitutions would take place as of a Model Rebalancing Day selected by the Model Sponsor. If substitutions are made, the Model Sponsor may in its sole discretion also make changes to the parameters for the component weightings (e.g., that a Model Factor must have a value equal to or greater than -100% and not more than 100%) for the new market measures as well as the Model Factors that have not been substituted in order to improve correlation to the performance of the HFRI Composite Index, or successor benchmark index. See “Risk Factors – The Model Sponsor may substitute one or more Model Factors with other indices or other market measures under certain circumstances” for information regarding risks associated with such substitution and any related changes to the component weighting methodology. From the time of the introduction of any new market measure into the Model, such market measure shall be considered a “Model Factor” for the purposes of the model methodology and may itself be subject to substitution in the future.

Hypothetical Historical and Actual Historical Data on the Model

The following table sets forth the hypothetical historical monthly performance of the Model from January 1996 through May 2006, and actual historical monthly performance of the Model from June 2006 through October 2007 together with the annualized return for the HFRI Composite Index to facilitate comparison.

The hypothetical historical monthly Model performance figures were calculated using the Model methodology described above on historical levels of the Model Factors and of the HFRI Composite Index.

Since 1996, the annualized hypothetical historical performance of the Model has generally lagged the annualized historical performance of the HFRI Composite Index, including during periods of negative performance, when the hypothetical losses indicated by the Model have generally exceeded the losses indicated by the HFRI Composite Index.

The hypothetical historical and actual historical data presented below is not necessarily indicative of the future performance of the Model or of what the value of the Notes may be. Any upward or downward trend in the value of the Model during any period set forth below is not an indication that the Model is more or less likely to increase or decrease in value at any time over the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	1.14%	2.32%	-2.23%	0.84%	0.64%	3.32%	-0.12%	-0.05%	1.08%	-0.65%	3.50%	0.45%
February	0.96%	0.42%	3.75%	-1.86%	6.90%	-3.59%	-0.66%	-0.57%	0.84%	1.59%	0.17%	0.69%
March	0.72%	-1.21%	2.04%	2.00%	-2.82%	-2.39%	2.31%	0.31%	0.28%	-1.16%	1.68%	1.28%
April	2.05%	0.78%	0.29%	4.53%	-1.71%	3.76%	-0.64%	2.11%	-2.72%	-0.99%	1.55%	1.39%
May	1.21%	3.21%	-3.05%	0.99%	-2.34%	0.73%	-1.12%	2.31%	0.22%	0.95%	-2.00%	1.23%
June	-0.67%	1.99%	-0.72%	2.63%	2.89%	-0.02%	-1.31%	0.77%	0.48%	1.28%	0.34%	0.52%
July	-2.94%	1.79%	-1.80%	-1.36%	-1.01%	-2.92%	-3.60%	1.23%	-1.06%	1.82%	0.07%	-0.53%
August	1.98%	-0.71%	-8.39%	-0.81%	3.23%	-1.72%	0.43%	1.36%	0.71%	0.83%	1.26%	0.01%
September	1.77%	2.32%	3.61%	0.11%	-1.75%	-6.90%	-2.23%	0.11%	1.84%	2.26%	0.13%	2.31%
October	-0.43%	-2.94%	2.62%	0.23%	-0.95%	3.10%	1.65%	2.05%	1.09%	-1.23%	2.01%	2.52%
November	1.74%	-0.29%	3.48%	3.82%	-4.28%	3.55%	2.36%	1.03%	2.90%	1.79%	1.55%
December	0.89%	1.12%	1.60%	5.42%	2.75%	2.54%	-0.91%	1.51%	1.18%	1.72%	1.28%
annualized	8.63%	8.98%	0.48%	17.51%	0.99%	-1.20%	-3.94%	12.82%	6.94%	8.42%	12.06%	7.56%(1)
Annualized return for HFRI Composite Index	21.10%	16.79%	2.62%	31.29%	4.98%	4.62%	-1.44%	19.55%	9.05%	9.27%	12.89%	8.80%(1)

(1)	2007 returns of 7.56% and 8.80% for the Model and the HFRI Composite Index, respectively, are year to date, not annualized. Please note that because the October month-end value for the HFRI Composite Index is not yet available and to provide equivalent periods for comparison, these year to date values extend only through September 2007. The October 2007 value for the Model is not taken in to account in determining the year to date value for the Model.

The following graph sets forth the hypothetical and actual historical monthly performance of the Model presented in the preceding table. This information is not necessarily indicative of the future performance of the Model, and no assurance can be given that the value of the Model will not decline and thereby reduce the amount which may be payable to you on the maturity date.

License Agreement

The Merrill Lynch Factor Model is the exclusive property of MLPF&S. “Merrill Lynch Factor Model” is a service mark of MLPF&S and has been licensed for use for certain purposes by ML&Co. Neither MLPF&S, any affiliate of MLPF&S nor any other party involved in, or related to, making or compiling the Model makes any representation or warranty, express or implied, concerning the Model, the Notes or the advisability of investing in securities generally. Neither MLPF&S, any affiliate of MLPF&S nor any other party involved in, or related to, making or compiling the Model has any obligation to take the needs of ML&Co. or its clients into consideration in determining, composing or calculating the Model.

NEITHER MLPF&S, ANY AFFILIATE OF MLPF&S NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MODEL WARRANTS OR GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE MODEL OR ANY DATA INCLUDED THEREIN AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER MLPF&S, ANY AFFILIATE OF MLPF&S NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MODEL MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO. FROM THE USE OF THE MODEL OR ANY DATA INCLUDED THEREIN. NEITHER MLPF&S, ANY AFFILIATE OF MLPF&S NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MODEL MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MODEL OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MLPF&S, ANY AFFILIATE OF MLPF&S OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING THE MODEL HAVE ANY LIABILITY FOR DIRECT, INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR ANY OTHER DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN MLPF&S AND ML&CO.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MLPF&S trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MLPF&S to determine whether MLPF&S’s permission is required. Under no circumstances may any person or entity claim any affiliation with MLPF&S without the written permission of MLPF&S.

The HFRI Composite Index

Data and information regarding the HFRI Composite Index are derived from publicly available sources prepared by Hedge Fund Research, Inc., and are used with its permission. None of ML&Co., MLPF&S or the Model Sponsor has independently verified the accuracy or completeness of such information.

The HFRI Composite Index is an equally weighted index of over 2,000 constituent hedge funds. The HFRI Composite Index includes both U.S. domestic and off-shore funds but excludes any fund of funds. The HFRI Composite Index reports assets in U.S. dollars net of all fees on a monthly basis. In cases where a hedge fund manager lists mirrored-performance funds, only the hedge fund with the larger asset size is included as a constituent hedge fund. The sponsor of the HFRI Index is Hedge Fund Research, Inc. (“HFRI”). The HFRI Composite Index is published on Bloomberg page HFRFWI <Index>.

A constituent hedge fund will be dropped from the HFRI Composite Index if the constituent hedge fund (i) stops reporting its monthly performance, (ii) stops reporting its performance in U.S. dollars, (iii) stops reporting its performance net of fees, (iv) closes to new investors and stops reporting to HFRI or (v) liquidates. If a constituent hedge fund liquidates or closes, its performance will remain in the HFRI Composite Index as of its last performance report date. Additional hedge funds may be included in the HFRI Composite Index that meet HFRI’s listing criteria, without regard to the asset size of the new constituent hedge fund or length of time the new constituent hedge fund has been actively traded. When a new constituent hedge fund is added to the HFRI Composite Index, the performance of the new constituent hedge fund will not affect the historical performance of the HFRI Composite Index; instead, the trailing four months will be immediately incorporated as estimates until the prior four months’ performances become fixed.

Historical Data on the HFRI Composite Index

The following table sets forth the monthly performance of the HFRI Composite Index for each month in the period from January 1996 through September 2007. This historical data on the HFRI Composite Index is not necessarily indicative of the future performance of the HFRI Composite Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the HFRI Composite Index during any period set forth below is not any indication that the HFRI Composite Index is more or less likely to increase or decrease at any time over the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2.89%	3.17%	-0.71%	2.24%	0.64%	3.39%	0.45%	0.65%	1.98%	-0.21%	3.49%	1.10%
February	1.23%	1.03%	3.27%	-1.32%	6.16%	-2.21%	-0.70%	0.02%	1.19%	1.83%	0.45%	0.68%
March	1.46%	-1.64%	3.00%	3.14%	0.93%	-1.59%	1.91%	0.14%	0.51%	-0.87%	1.95%	0.96%
April	3.96%	-0.11%	0.96%	4.50%	-2.85%	1.95%	0.28%	2.64%	-1.48%	-1.50%	1.87%	1.77%
May	3.05%	4.38%	-2.08%	0.72%	-1.96%	1.19%	0.04%	3.58%	-0.31%	1.04%	-1.56%	1.99%
June	0.18%	2.70%	-0.13%	3.63%	3.68%	0.29%	-1.94%	1.35%	0.75%	1.59%	-0.24%	0.73%(2)
July	-2.08%	3.87%	-0.79%	0.52%	-0.60%	-0.83%	-2.86%	1.30%	-0.96%	2.30%	-0.18%	0.09%(2)
August	2.28%	0.34%	-8.70%	-0.01%	3.81%	-0.41%	0.53%	1.83%	0.12%	0.82%	1.01%	-1.51%(2)
September	2.07%	3.72%	0.69%	0.16%	-1.24%	-2.83%	-1.54%	1.16%	1.65%	1.93%	0.18%	2.71%(2)
October	0.98%	-1.53%	1.22%	1.60%	-1.79%	2.01%	0.59%	2.45%	0.84%	-1.41%	1.77%
November	2.08%	-0.93%	3.71%	5.06%	-3.49%	2.07%	2.12%	1.06%	2.84%	1.66%	2.07%
December	1.33%	0.88%	2.79%	7.65%	2.07%	1.71%	-0.21%	1.87%	1.65%	1.82%	1.48%
annualized	21.10%	16.79%	2.62%	31.29%	4.98%	4.62%	-1.44%	19.55%	9.05%	9.27%	12.89%	8.80%

(1)	2007 return of 8.80% is year to date, not annualized.
(2)	Please note that, according to HFRI, the current month’s return(s) and the prior three months’ return(s) are estimates and are subject to change. The returns for periods prior to this time are actual and are no longer subject to change.

The following graph sets forth the historical performance of the HFRI Composite Index for the period presented in the preceding table. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

HFRI does not guarantee the quality, accuracy, and/or completeness of the information regarding the HFRI Composite Index (the “Data”) and shall not be liable to the Model Sponsor or to any holders of securities whose return is related to the performance of the HFRI Composite Index. HFRI shall not be liable to the Model Sponsor, its affiliates or any third party for any direct, indirect or special damages or losses of any kind as a result of the Model Sponsor’s use of the Data. While HFRI intends to publish the Data on an ongoing basis, HFRI cannot guarantee or represent as to its continued involvement as compilers of the Data and reserves the right to cease providing the Data at any time. Any securities created by the Model Sponsor or any of its affiliates and whose return is related to the performance of the HFRI Composite Index are the sole responsibility of the issuer of such securities and the Model Sponsor and HFRI shall have no liability whatsoever for any such Data.

Comparisons of Model Performance Versus HFRI Composite Model Performance and Versus Model Factor Performance

The following graph compares the hypothetical and actual historical monthly Model performance to the monthly historical HFRI Composite Index performance for the January 1996 to September 2007 period. This information is not necessarily indicative of the future relative performance of the Model and the HFRI Composite Index, and no assurance can be given that the value of the Model will not decline and thereby reduce the amount which may be payable to you on the maturity date.

The following graph shows the correlation of the monthly returns of the Model and the HFRI Composite Index over the preceding 24-month period from January 1996 through September 2007.

The following graphs compare the hypothetical and actual historical monthly Model performance to the monthly historical performance of each Model Factor for the January 1996 to October 2007 period. This information is not necessarily indicative of the future relative performance of the Model and the Model Factors, and no assurance can be given that the value of the Model will not decline and thereby reduce the amount which may be payable to you on the maturity date.

Although MSCI Emerging Markets Free US Dollar Net Total Return is used as the “emerging markets” factor in the Model, the inception date for this index is December 31, 1998. In order to provide data prior to December 31, 1998, the MSCI Emerging Markets Index is used and is rebased to 100 on December 31, 1995. The primary difference between the two indices is that the MSCI Emerging Markets Free US Dollar Net Total Return accounts for the reinvestment of dividends and the MSCI Emerging Markets Index does not. The data in the graph above entitled “The Model/MSCI Emerging Markets Net TR Index Comparison” should be read taking this information into account.

THE MODEL FACTORS

The S&P 500 Total Return Index

All disclosure contained in this pricing supplement regarding the S&P 500 Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information prepared by Standard and Poor’s. None of ML&Co., the Model Sponsor or MLPF&S has independently verified the accuracy or completeness of that information.

The S&P 500 Total Return Index is published by Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“Standard & Poor’s” or “S&P”). The S&P 500 Total Return Index is the total return version of the S&P 500 Index and is calculated in the same manner as the S&P 500 Index as described below provided that the ordinary and special cash dividends on the underlying common stocks of the companies included in the S&P 500 Index are applied on the ex-dividend date for such dividend in calculating the S&P 500 Total Return Index. The S&P 500 Total Return Index is calculated based on daily reinvestment of dividends and uses January 1, 1988 as the base date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. Special dividends are treated as corporate actions with offsetting price and divisor adjustments. The level of the S&P 500 Total Return Index is published on Bloomberg page SPTR < Index>.

The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 31, 2007, 425 companies or 83.9% of the market capitalization of the S&P 500 Index traded on the New York Stock Exchange; 75 companies or 16.1% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market; and no companies traded on the American Stock Exchange. As of October 31, 2007, the aggregate market value of the 500 companies included in the S&P 500 Index represented approximately 74% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds. Standard & Poor’s chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index, with the approximate percentage of the market capitalization of the S&P 500 Index included in each group as of October 31, 2007 indicated in parentheses: Consumer Discretionary (9.0%); Consumer Staples (9.5%); Energy (11.8%); Financials (19.2%); Health Care (11.7%); Industrials (11.4%); Information Technology (17.0%); Materials (3.3%); Telecommunication Services (3.6%); and Utilities (3.4%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

While S&P currently employs the following methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Model or the repurchase amount.

Historically, the market value of any underlying stocks included in the S&P 500 Index was calculated as the product of the market price per share and the number of the then outstanding shares of that underlying stock. In March 2005, S&P began shifting the S&P 500 Index half way from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500 Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500 Index did not change by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500 Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500 Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Standard and Poor’s defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, Standard & Poor’s calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943 (the “base period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed value of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it serves as a link to the original base period level of the S&P 500 Index. The index divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs.

To prevent the level of the S&P 500 Index from changing due to these corporate actions, all corporate actions which affect the level of the S&P 500 Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value of an individual company, the level of the S&P 500 Index remains constant. This helps maintain the level of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index is not caused by the corporate action an individual company. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500 Index closing level.

Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require index divisor adjustments.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesday for implementation after the close of trading on Wednesday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Also, changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September when IWFs are reviewed.

Historical Data on the S&P 500 Total Return Index

The following table sets forth the closing level of the S&P 500 Total Return Index at the end of each month in the period from January 1996 through October 2007. This historical data on the S&P 500 Total Return Index is not necessarily indicative of the future performance of the S&P 500 Total Return Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the S&P 500 Total Return Index during any period set forth below is not any indication that the S&P 500 Total Return Index is more or less likely to increase or decrease at any time over the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	819.00	1,034.74	1,313.19	1,739.84	1,919.84	1,902.55	1,595.35	1,228.14	1,652.73	1,755.68	1,937.93	2,219.19
February	826.59	1,042.85	1,407.90	1,685.77	1,883.50	1,729.08	1,564.59	1,209.71	1,675.70	1,792.63	1,943.19	2,175.78
March	834.55	1,000.00	1,480.00	1,753.21	2,067.76	1,619.54	1,623.43	1,221.46	1,650.42	1,760.89	1,967.38	2,200.12
April	846.85	1,059.70	1,494.89	1,821.11	2,005.55	1,745.39	1,525.00	1,322.07	1,624.51	1,727.49	1,993.79	2,297.58
May	868.69	1,124.22	1,469.19	1,778.10	1,964.40	1,757.09	1,513.77	1,391.72	1,646.80	1,782.46	1,936.41	2,377.75
June	872.01	1,174.59	1,528.87	1,876.78	2,012.83	1,714.32	1,405.94	1,409.48	1,678.83	1,784.99	1,939.03	2,338.25
July	833.48	1,268.05	1,512.59	1,818.18	1,981.36	1,697.45	1,296.34	1,434.33	1,623.26	1,851.37	1,951.00	2,265.75
August	851.06	1,197.01	1,293.90	1,809.19	2,104.43	1,591.18	1,304.86	1,462.30	1,629.83	1,834.48	1,997.42	2,299.71
September	898.97	1,262.56	1,376.79	1,759.59	1,993.33	1,462.69	1,163.04	1,446.77	1,647.48	1,849.33	2,048.89	2,385.72
October	923.76	1,220.40	1,488.78	1,870.94	1,984.91	1,490.58	1,265.41	1,528.62	1,672.65	1,818.50	2,115.65	2,423.67
November	993.58	1,276.89	1,579.02	1,908.97	1,828.42	1,604.92	1,339.89	1,542.07	1,740.33	1,887.28	2,155.89
December	973.90	1,298.82	1,670.01	2,021.40	1,837.37	1,618.98	1,261.18	1,622.94	1,799.55	1,887.94	2,186.13

The following graph sets forth the historical performance of the S&P 500 Total Return Index for the period presented in the preceding table. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

“S&P 500®” is a registered trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by MLPF&S.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED IN THE S&P 500 TOTAL RETURN INDEX AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

OBTAINED BY THE MODEL SPONSOR OR THE CALCULATION AGENT, THE HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED IN THE S&P 500 TOTAL RETURN INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PRICING SUPPLEMENT OR FOR ANY OTHER USE. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED IN THE S&P 500 TOTAL RETURN INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE; INCLUDING LOST PROFITS, EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.

Standard & Poor’s and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates (including the Model Sponsor) of the right to use the S&P 500 Total Return Index in connection with the issuance and marketing of certain securities linked to the Model. To the extent MLPF&S or Standard & Poor’s determines that additional license arrangements are warranted in connection with the issuance of any securities linked to the Model, MLPF&S will seek to effect such additional license arrangements with Standard & Poor’s.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE HOLDERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P 500 TOTAL RETURN INDEX TO TRACK GENERAL STOCK MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO MLPF&S (OTHER THAN TRANSACTIONS ENTERED INTO IN THE ORDINARY COURSE OF BUSINESS, INCLUDING THE ASSIGNING OF CREDIT RATINGS BY S&P) IS THE LICENSING OF CERTAIN SERVICE MARKS AND TRADE NAMES OF S&P AND OF THE S&P 500 TOTAL RETURN INDEX WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO ML&CO., MLPF&S OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF ML&CO., MLPF&S OR THE HOLDERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P 500 TOTAL RETURN INDEX. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF THE SALE OF THE NOTES, PRICES AT WHICH THE NOTES ARE TO INITIALLY BE SOLD, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE CONVERTED INTO CASH. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES.

The U.S. Dollar Index

All disclosures contained in this pricing supplement regarding the U.S. Dollar Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the IntercontinentalExchange, Inc. also known as ICE® (“ICE”). Neither ML&Co. nor MLPF&S have independently verified the accuracy or completeness of that information.

The U.S. Dollar Index measures the exchange rates between the U.S. dollar and six major world currencies to provide a general indication of the international value of the U.S. dollar. FINEX, the financial division of ICE, computes the U.S. Dollar Index by using the rates provided by approximately 500 banks. As of the date of this pricing supplement, the 17 countries (the 12 countries of the Eurozone, Japan, the United Kingdom, Canada, Sweden and Switzerland) whose currencies are used to calculate the level of the U.S. Dollar Index are the markets for the bulk of the United States’ international trade and have well-developed foreign exchange markets with exchange rates freely determined by the market participants.

The U.S. Dollar Index measures the change in the following six currency exchange rates, weighted as indicated, against the U.S. dollar relative to a base period of March 1973 and a base value of 100.00:

Currency	Iso Code	weighting
Canadian Dollar	CAD	9.1%
Swiss Franc	CHF	3.6%
European Union Euro	EUR	57.6%
British Pound	GBP	11.9%
Japanese Yen	JPY	13.6%
Swedish Krona	SEK	4.2%

Currencies and weights used in the calculation of the U.S. Dollar Index are based on those used in the original Federal Reserve Board’s trade-weighted U.S. Dollar Index. The spot U.S. Dollar Index level is disseminated by ICE to all leading market data services. Since the U.S. Dollar Index is based only on indications of foreign exchange rate values, it may occasionally differ from a value calculated using other data sources.

The level of the U.S. Dollar Index reflects the average value of the U.S. dollar relative to the 1973 base period. For example, a U.S. Dollar Index level of 105.50 means that the U.S. dollar’s value has risen 5.50% against the other currencies in the U.S. Dollar Index relative to the value of the U.S. dollar against those currencies, or their predecessor currencies in the Index, in March 1973. March 1973 was chosen as the base period because the world’s major trading nations replaced the previous fixed-rate Bretton Woods regime and allowed their currencies to float freely against each other in March 1973.

Historical Data on the U.S. Dollar Index

The following table sets forth the level of the U.S. Dollar Index, as published on Bloomberg page DXY <Index>, shortly after 4:00 p.m. on the last Business Day of each month for the period from January 1996 through October 2007. This historical data on the U.S. Dollar Index is not necessarily indicative of the future performance of the U.S. Dollar Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the U.S. Dollar Index during any period set forth below is not an indication that the U.S. Dollar Index is more or less likely to increase or decrease at any time during the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	87.38	93.04	100.72	96.08	105.13	110.52	120.21	99.91	87.20	83.57	88.96	84.60
February	86.31	94.89	99.83	98.71	105.92	112.01	119.16	99.71	87.31	82.51	90.11	83.57
March	86.52	94.72	101.50	100.10	105.44	117.37	118.62	98.88	87.61	84.06	89.73	82.93
April	88.02	97.18	99.71	101.00	110.14	115.76	115.19	97.19	90.48	84.43	86.11	81.45
May	87.78	94.85	100.48	102.28	108.74	119.07	111.81	93.29	88.90	87.76	84.72	82.30
June	87.82	95.67	101.17	102.85	106.84	119.47	106.11	94.73	88.80	89.09	85.16	81.92
July	85.90	99.55	101.14	99.75	109.61	117.18	107.41	96.89	89.96	89.35	85.30	80.77
August	86.36	99.00	100.20	99.95	112.60	113.42	106.98	98.10	88.94	87.58	85.05	80.79
September	87.94	97.11	96.17	98.54	113.25	113.41	106.87	92.85	87.37	89.52	86.03	77.72
October	87.43	95.64	93.68	99.06	116.65	114.86	106.64	92.73	84.91	90.07	85.32	76.48
November	87.92	97.77	96.20	101.99	115.24	116.13	106.38	90.23	81.82	91.57	82.95
December	88.12	99.65	94.17	101.87	109.56	116.75	101.85	86.92	80.85	91.17	83.65

The following graph sets forth the historical performance of the U.S. Dollar Index presented in the preceding table. Past movements of the U.S. Dollar Index are not necessarily indicative of the future performance of the U.S. Dollar Index.

License Agreement

ICE and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates of the right to use the U.S. Dollar Index, which is owned and published by the ICE, in connection with certain securities. The Model Sponsor is an authorized sublicensee. To the extent MLPF&S determines that additional license arrangements are warranted in connection with the issuance of the Notes, MLPF&S will seek to effect such additional license arrangements.

“U.S. Dollar Index” and “USDX” are trademarks and service marks of IntercontinentalExchange, Inc., used under license.

NEITHER THE PUBLICATION OF THE USDX NOR THE LICENSING OF THE USDX TRADEMARKS BY ICE OR ITS AFFILIATES FOR USE IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH INDEX IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY ICE OR ANY SUCH AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH INDEX. ICE IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE USDX INDEX OR ANY DATA INCLUDED OR REFLECTED THEREIN.

The MSCI Indices

All the disclosure in this pricing supplement regarding the MSCI EAFE® US Dollar Net Total Return Index and the MSCI Emerging Markets Free US Dollar Net Total Return Index (together, the “MSCI Indices”), including, without limitation, their make-up, method of calculation and changes in their components, is derived from the MSCI Standard Index Series Methodology Book published by MSCI and other publicly available information. This information reflects the policies of MSCI, as stated in its publicly available information, and is subject to change by MSCI at its discretion. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE US Dollar Net Total Return Index and the MSCI Emerging Markets Free US Dollar Net Total Return Index. None of ML&Co., the Model Sponsor or MLPF&S have independently verified the accuracy or completeness of any information relating to the MSCI Indices.

General

MSCI Equity Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to the indices and data from Capital International in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI. The MSCI Equity Indices have covered the world’s developed markets since 1969 and in 1988, MSCI commenced coverage of the emerging markets. MSCI applies the same criteria and calculation methodology across all markets for all equity indices, developed and emerging.

Selection Criteria

MSCI undertakes an index construction process, which involves: (i) defining the equity universe, (ii) adjusting the total market capitalization of all securities in the universe for free float available to foreign investors, (iii) classifying the universe of securities under the Global Industry Classification Standard (the “GICS”), and (iv) selecting securities for inclusion according to MSCI’s Index construction rules and guidelines.

Defining the Universe

The index construction process starts at the country level, with the identification the universe of investment opportunities. MSCI classifies a company and its securities in one and only one country. This allows securities to be sorted distinctly by their respective countries. In general, companies and their respective securities are classified as belonging to the country in which they are incorporated. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except investment trusts, mutual funds, equity derivatives and limited partnerships, are eligible for inclusion in the universe. Generally, only equity or equity-like securities that are listed in the country of classification are included in the universe.

Adjusting the Total Market Capitalization of Securities in the Universe for Free Float

After identifying the universe of securities, MSCI calculates the free float-adjusted market capitalization of each security in that universe. The process of free float adjusting market capitalization involves (i) defining and estimating the free float available to foreign investors for each security, using MSCI’s definition of free float, (ii) assigning a free float-adjustment factor to each security, and (iii) calculating the free float-adjusted market capitalization of each security.

Classifying Securities Under the GICS

In addition to the free float-adjustment of market capitalization, all securities in the universe are assigned to the industry that best describes their business activities. The GICS provides a comprehensive classification scheme to industries worldwide.

Selecting Securities for Inclusion in the MSCI Indices

In order to ensure a broad and fair representation in the indices of diverse business activities in the universe, MSCI follows a “bottom-up” approach to index construction, building indices from the industry group level up. The bottom-up approach to index construction requires a thorough analysis and understanding of the characteristics of the universe. This analysis drives the individual security selection decisions, which MSCI aims to be a reflection of the overall features of the universe in the country index.

MSCI targets an 85% free float-adjusted market representation level within each industry group, within each country. The security selection process within each industry group is based on the analysis of:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size (based on free float-adjusted market capitalization) and liquidity of securities. MSCI targets for inclusion the most sizable and liquid securities in an industry group. In addition, securities that do not meet the minimum size guidelines discussed below and/or securities with inadequate liquidity are not considered for inclusion.

•	The estimated free float for the company and its individual share classes. In general, only securities of companies with estimated free float greater than 15% are considered for inclusion.

The free float of a security is the proportion of shares outstanding that are deemed to be available for purchase in the public equity markets by international investors. In practice, limitations on free float available to international investors include: (i) strategic and other non-free float shareholdings not available for purchase by foreigners, (ii) limits on share ownership for foreigners and (iii) other foreign investment restrictions materially limiting the ability of international investors to freely invest.

Maintaining the MSCI Indices

The MSCI Indices are maintained with the objective of reflecting changes in the relevant underlying equity markets on a timely basis. In maintaining the MSCI Indices, emphasis is also placed on continuity, replicability and minimizing turnover in the indices. Maintaining the indices involves many aspects, including additions to and deletions from the indices and changes in number of shares and change in Foreign Inclusion Factors (“FIFs”) as a result of updated free float estimates.

Generally, index maintenance can be described by three broad categories of implementation of changes:

•	Annual full country index reviews that re-assess the various dimensions of the equity universe for all countries and that are conducted on a fixed annual timetable;

•	Quarterly index reviews, aimed at more promptly reflecting other significant market events; and

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as they occur.

Potential changes in the status of countries (stand-alone, emerging, developed) follow separate timetables. These changes are normally implemented in one or more phases at the regular annual full country index review and quarterly index review dates.

The annual full country index review for all MSCI indices is carried out once every 12 months and implemented as of the close of the last business day of May. The implementation of changes resulting from a quarterly index review occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. Any country indices may be impacted at the quarterly index review. MSCI index additions and deletions due to quarterly index rebalancings are announced at least two weeks in advance.

The MSCI EAFE US Dollar Net Total Return Index

The MSCI EAFE US Dollar Net Total Return Index is based on the MSCI EAFE Index and takes into account the reinvestment of all dividends and premiums paid on the MSCI EAFE Index. The MSCI EAFE Index is a free float-adjusted market capitalization index that is designed to measure the performance of developed equity markets. As of October 31, 2007, the MSCI EAFE Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE US Dollar Net Total Return Index approximates the minimum possible dividend reinvestment. Dividends paid on the stocks included in the MSCI EAFE Index are reinvested in the MSCI EAFE US Dollar Net Total Return Index on the ex-dividend date for such dividend. Dividends are reinvested after the deduction of withholding tax, applying the maximum rate applicable to institutional investors. MSCI reinvests dividends if, on the day prior to the ex-dividend date, the impact on the price is less than 5% of the price of the applicable stock. If the impact is greater than 5%, a price adjustment is made to the underlying stock.

The MSCI EAFE US Dollar Net Total Return Index has a base date of December 31, 1969 at an initial value of 100. The MSCI EAFE US Dollar Net Total Return Index is calculated daily in USD and published in real time every 60 seconds during market trading hours. The MSCI EAFE US Dollar Net Total Return Index is published by Bloomberg L.P. under the index symbol “NDDUEAFE”.

Historical Data on the MSCI EAFE US Dollar Net Total Return Index

The following table sets forth the closing level of the MSCI EAFE US Dollar Net Total Return Index at the end of each month in the period from January 1996 through October 2007. This historical data on the MSCI EAFE US Dollar Net Total Return Index is not necessarily indicative of the future performance of the MSCI EAFE US Dollar Net Total Return Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the MSCI EAFE US Dollar Net Total Return Index during any period set forth below is not any indication that the MSCI EAFE US Dollar Net Total Return Index is more or less likely to increase or decrease at any time during the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,040.11	2,079.22	2,293.23	2,620.15	3,126.41	2,866.17	2,133.05	1,814.61	2,661.46	3,097.80	3,802.83	4,557.21
February	2,047.00	2,113.23	2,440.37	2,556.05	3,209.84	2,651.30	2,148.01	1,772.96	2,722.89	3,231.66	3,794.41	4,593.99
March	2,090.47	2,120.88	2,515.51	2,667.02	3,337.49	2,474.57	2,264.21	1,738.13	2,738.22	3,150.47	3,919.47	4,711.09
April	2,151.25	2,132.13	2,535.43	2,775.62	3,163.10	2,646.53	2,279.21	1,908.48	2,676.27	3,076.40	4,106.66	4,920.32
May	2,111.66	2,270.88	2,523.12	2,636.51	3,089.42	2,553.12	2,308.09	2,024.12	2,685.27	3,077.89	3,947.18	5,006.65
June	2,123.55	2,396.11	2,542.22	2,741.00	3,211.09	2,448.71	2,216.21	2,073.04	2,744.11	3,118.73	3,946.92	5,012.76
July	2,061.48	2,434.88	2,567.99	2,821.10	3,075.15	2,404.16	1,997.43	2,123.22	2,655.05	3,214.34	3,985.99	4,938.94
August	2,066.00	2,253.03	2,249.85	2,832.46	3,102.84	2,343.23	1,992.90	2,174.49	2,666.78	3,295.55	4,095.59	4,861.75
September	2,120.89	2,379.24	2,180.87	2,860.85	2,951.47	2,105.89	1,778.87	2,241.53	2,736.48	3,442.34	4,101.92	5,121.86
October	2,099.18	2,196.36	2,408.21	2,965.75	2,879.90	2,159.83	1,874.48	2,381.24	2,829.79	3,341.81	4,261.46	5,323.10
November	2,182.71	2,173.97	2,531.58	3,067.50	2,770.61	2,239.45	1,959.55	2,434.18	3,023.10	3,423.53	4,388.81
December	2,154.63	2,192.93	2,630.27	3,341.06	2,867.65	2,252.75	1,893.66	2,624.35	3,155.70	3,582.84	4,526.58

The following graph sets forth the performance of the MSCI EAFE US Dollar Net Total Return Index presented in the preceding table. Past movements of the MSCI EAFE US Dollar Net Total Return Index are not necessarily indicative of the future performance of the MSCI EAFE US Dollar Net Total Return Index.

The MSCI Emerging Markets Free US Dollar Net Total Return Index

The MSCI Emerging Markets Free US Dollar Net Total Return Index is based on the MSCI Emerging Markets Index which takes into account the reinvestment of all dividends and premiums paid on the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the performance of global emerging equity markets. As of October 31, 2007, the MSCI Emerging Markets Index consisted of the following 25 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Korea, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. The MSCI Emerging Markets Free US Dollar Net Total Return Index approximates the minimum possible dividend reinvestment. Dividends paid on the stocks included in the MSCI Emerging Markets Index are reinvested in the MSCI Emerging Markets Free US Dollar Net Total Return Index on the ex-dividend date for such dividend. Dividends are reinvested after the deduction of withholding tax, applying the maximum rate applicable to institutional investors. MSCI reinvests dividends if, on the day prior to the ex-dividend date, the impact on the price is less than 5% of the price of the applicable stock. If the impact is greater than 5%, a price adjustment is made to the underlying stock.

The MSCI Emerging Markets Free US Dollar Net Total Return Index has a base date of December 31, 1987 at an initial value of 100. The MSCI Emerging Markets Free US Dollar Net Total Return Index is calculated daily in USD and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Free US Dollar Net Total Return Index is published by Bloomberg L.P. under the index symbol “NDUEEGF”.

Historical Data on the MSCI Emerging Markets Free US Dollar Net Total Return Index

The following table sets forth the closing level of the MSCI Emerging Markets Free US Dollar Net Total Return Index at the end of each month in the period from January 1996 through October 2007. This historical data on the MSCI Emerging Markets Free US Dollar Net Total Return Index is not necessarily indicative of the future performance of the MSCI Emerging Markets Free US Dollar Net Total Return Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Free US Dollar Net Total Return Index during any period set forth below is not any indication that the MSCI Emerging Markets Free US Dollar Net Total Return Index is more or less likely to increase or decrease at any time during the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	107.01	110.92	82.86	64.24	109.19	85.44	75.61	68.33	110.68	134.61	200.01	235.24
February	105.14	115.60	91.46	64.86	110.67	78.75	76.84	66.41	115.75	146.35	199.78	233.84
March	105.77	112.27	95.12	73.43	111.27	70.98	81.44	64.51	117.20	136.68	201.54	243.15
April	109.62	112.07	93.90	82.51	100.73	74.48	81.96	70.25	107.60	133.01	215.89	254.41
May	108.86	114.97	80.74	82.03	96.50	75.34	80.64	75.27	105.45	137.64	193.27	267.01
June	109.31	120.89	72.11	91.32	99.74	73.77	74.56	79.54	105.90	142.32	192.80	279.53
July	101.64	122.46	74.14	88.78	94.58	69.07	68.86	84.49	103.96	152.27	195.55	294.28
August	104.09	106.73	52.43	89.61	94.98	68.38	69.92	90.14	108.28	153.57	200.54	288.02
September	104.85	109.53	55.60	86.55	86.68	57.79	62.37	90.80	114.52	167.87	202.21	319.83
October	101.98	91.47	61.39	88.38	80.39	61.37	66.42	98.52	117.26	156.90	211.81	355.50
November	103.56	88.07	66.44	96.31	73.35	67.77	70.99	99.72	128.11	169.88	227.55
December	103.91	89.98	65.22	108.59	75.11	73.15	68.63	106.94	134.27	179.92	237.80

(1)	Although MSCI Emerging Markets Free US Dollar Net Total Return Index is used as the “emerging markets” factor in the Model, the inception date for this index is December 31, 1998. In order to provide data prior to December 31, 1998, the MSCI Emerging Markets Index is used and is rebased to 100 on December 31, 1995. The primary difference between the two indices is that the MSCI Emerging Markets Free US Dollar Net Total Return Index accounts for the reinvestment of dividends and the MSCI Emerging Markets Index does not. The data in this table and the following graph should be read taking this information into account.

The following graph sets forth the performance of the MSCI Emerging Markets Free US Dollar Net Total Return Index presented in the preceding table. Past movements of the MSCI Emerging Markets Free US Dollar Net Total Return Index are not necessarily indicative of the future performance of the MSCI Emerging Markets Free US Dollar Net Total Return Index.

License Agreement

MLPF&S has entered into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates (including the Model Sponsor) of the right to use certain indices calculated by MSCI in connection with the issuance and marketing of certain securities. To the extent MLPF&S determines that additional license arrangements are warranted in connection with the issuance of the Notes, MLPF&S will seek to effect such additional license arrangements.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INDEX OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES

ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MLPF&S. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF A NOTE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE MSCI EAFE INDEX AND MSCI EMERGING MARKETS INDEX WERE USED UNDER LICENSE FROM MSCI AS INPUTS TO DETERMINE THE VALUE OF THE MERRILL LYNCH FACTOR MODEL. MSCI HAS NOT REVIEWED AND DOES NOT ENDORSE OR EXPRESS ANY OPINION REGARDING THE MERRILL LYNCH FACTOR MODEL, ANY FINANCIAL PRODUCTS BASED ON OR LINKED TO THE MERRILL LYNCH FACTOR MODEL, OR ANY OTHER MERRILL LYNCH PRODUCTS OR SERVICES. ANY USE OF MSCI INDICES REQUIRES A LICENSE. MSCI, ITS AFFILIATES AND DIRECT AND INDIRECT THIRD PARTY DATA AND SERVICE PROVIDERS MAKE NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE MSCI DATA, WHICH IS PROVIDED TO MLPF&S AS IS, AND HAVE NO LIABILITY FOR ANY LOSSES OR DAMAGES (WHETHER DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR OTHERWISE) RESULTING FORM THE USE OF ANY MSCI DATA.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by MLPF&S and the Model Sponsor. The Notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to such Notes. No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

All disclosure contained in this pricing supplement regarding the MSCI Indices, unless otherwise stated, has been derived from MSCI Standard Index Series Methodology Book published by MSCI.

The Russell 2000® Total Return Index

All disclosure contained in this pricing supplement regarding the Russell 2000 Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Frank Russell Company (“FRC”) as stated in these sources and these policies are subject to change at the discretion of FRC. None of ML&Co., the Model Sponsor and MLPF&S have independently verified the accuracy or completeness of that information.

FRC calculates and publishes the Russell 2000 Total Return Index on Bloomberg under index symbol “RU20INTR”. The Russell 2000 Total Return Index is published by FRC. The Russell 2000 Total Return Index is the total return version of the Russell 2000 Index and is calculated in the same manner as the Russell 2000 Index as described below provided that gross cash dividends on the underlying common stocks of the companies included in the Russell 2000 Index are applied on the ex-dividend date for such dividend in calculating the Russell 2000 Total Return Index. Monthly total returns on the Russell 2000 Total Return Index are calculated by compounding the reinvestment of dividends daily. Special cash dividends are treated the same as ordinary cash dividends unless the special cash dividend exceeds 10% of the aggregate market vale of the underlying common stock; in such a case, the price of the stock is adjusted to deduct the dividend amount on the ex-dividend date.

The Russell 2000 Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000 Index measures the composite price performance of stocks of 2,000 companies which are either domiciled in the United States and its territories or are eligible for inclusion as a BDI (as defined below). All 2,000 stocks are traded on a major U.S. exchange and form a part of the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies either domiciled in the U.S. or its territories or companied eligible for inclusion as a BDI, as determined by market capitalization.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the United States equity market. The Russell 2000 Index is determined, comprised and calculated by FRC without regard to the Notes.

Selection of Stocks Underlying the Russell 2000 Index

Companies domiciled in the United States and its territories are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Beginning during reconstitution 2007, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands and Netherlands Antilles. Companies incorporated in these regions are considered Benefits Drive Incorporations (“BDI”) because they typically incorporate in these regions for operations, tax, political or other financial market benefits. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Companies incorporated in these regions must also meet one of the following criteria in order to be considered eligible: (i) the company has the headquarters in the U.S. or (ii) the company’s headquarters is also in the BDI designated region or country and the primary exchange for local shares is in the U.S. For new companies located in the BDI regions eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index, the determination of the company’s primary exchange is based on the average daily dollar trading value, which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. However, primary exchange is only one factor for inclusion if both incorporation and headquarters are in a BDI designated region or if multiple headquarters exist in the SEC filings. If the company is has its headquarters in another country, other than the BDI regions and the U.S., it is not eligible for inclusion regardless of its primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is de-listed from the U.S. exchange.

All securities eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index must trade on a major U.S. exchange. Bulletin board, pink-sheets or Over The Counter (OTC) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on May 31st to be eligible for inclusion during annual reconstitution. However, if a stock falls below $1.00 intra-year, it will not be removed until the next annual reconstitution, provided it is still trading below $1.00 at that time. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants and rights, and trust receipts are also excluded. Royalty Trusts, limited liability companies, closed-end investment companies (business development companies are eligible), and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of securities of a company is eligible for inclusion in the Russell 3000 Index, although exceptions to this general rule have been made where FRC has determined that each class of securities acts independent of the other.

The primary criteria used to determine the list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the common shares times the total number of common shares outstanding. Only common stock is used to determine market capitalization, any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. Based on closing levels of the company’s common stock on its primary exchange on May 31 of each year, FRC reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. As of June 22nd of each year, the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. In addition, since September 2004, FRC has added initial public offerings to the Russell 3000 Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index level is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, closing prices will be used for exchange-traded and Nasdaq stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

FRC does not accept any responsibility for the calculation, maintenance or publication of the Russell 2000 Index, the Russell 2000 Total Return Index or any successor index. FRC disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell 2000 Index, the Russell 2000 Total Return Index or the manner in which the Russell 2000 Index, the Russell 2000 Total Return Index is applied in determining level of the Index or any repurchase amount payable to you on the maturity date of the Notes.

Historical Data on the Russell 2000 Total Return Index

The following table sets forth the closing level of the Russell 2000 Total Return Index at the end of each month in the period from January 1996 through October 2007. This historical data on the Russell 2000 Index is not necessarily indicative of the future performance of the Russell 2000 Total Return Index or what the level of the Russell 2000 Total Return Index or the Notes may be. Any historical upward or downward trend in the level of the Russell 2000 Total Return Index during any period set forth below is not an indication that the Russell 2000 Total Return Index is more or less likely to increase or decrease at any time during the term of the Notes.

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	1,158.36	1,377.87	1,626.88	1,632.30	1,921.94	1,992.92	1,921.20	1,501.00	2,371.96	2,577.63	3,064.54	3,384.61
February	1,194.46	1,344.46	1,747.18	1,500.09	2,239.32	1,862.16	1,868.55	1,455.65	2,393.22	2,621.29	3,056.10	3,357.75
March	1,218.77	1,281.02	1,819.23	1,523.51	2,091.68	1,771.07	2,018.73	1,474.39	2,415.52	2,546.25	3,204.37	3,393.70
April	1,283.94	1,284.59	1,829.30	1,660.03	1,965.81	1,909.62	2,037.12	1,614.19	2,292.37	2,400.43	3,203.85	3,454.65
May	1,334.54	1,427.50	1,730.78	1,684.28	1,851.24	1,956.56	1,946.71	1,787.41	2,328.85	2,557.54	3,023.92	3,596.14
June	1,279.74	1,488.68	1,734.42	1,760.44	2,012.62	2,024.12	1,850.12	1,819.76	2,426.93	2,656.19	3,043.37	3,543.53
July	1,167.96	1,557.95	1,594.01	1,712.14	1,947.87	1,914.55	1,570.70	1,933.62	2,263.52	2,824.47	2,944.34	3,301.18
August	1,235.78	1,593.60	1,284.49	1,648.77	2,096.49	1,852.71	1,566.70	2,022.27	2,251.88	2,772.10	3,031.51	3.376.00
September	1,284.07	1,710.24	1,385.01	1,649.13	2,034.87	1,603.32	1,454.19	1,984.95	2,357.60	2,780.80	3,056.75	3,433.95
October	1,264.28	1,635.11	1,441.50	1,655.81	1,944.04	1,697.14	1,500.81	2,151.64	2,404.01	2,694.46	3,232.75	3,532.47
November	1,316.37	1,624.53	1,517.02	1,754.68	1,744.48	1,828.53	1,634.75	2,227.99	2,612.53	2,825.26	3,317.79
December	1,350.87	1,652.97	1,610.89	1,953.31	1,894.30	1,941.39	1,543.73	2,273.20	2,689.86	2,812.35	3,328.90

The following graph sets forth the historical performance of Russell 2000 Total Return Index presented in the preceding table. Past movements of the Russell 2000 Total Return Index are not necessarily indicative of the future performance of the Russell 2000 Total Return Index.

License Agreement

FRC and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S and certain of its affiliates of the right to use the Russell 2000 Total Return Index in connection with certain securities. To the extent MLPF&S determines that additional license arrangements are warranted in connection with the issuance of the Notes, MLPF&S will seek to effect such additional license arrangements.

The Notes are not sponsored, endorsed, sold or promoted by FRC. FRC makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000 Total Return Index to track general stock market performance or a segment of the same. FRC’s publication of the Russell 2000 Total Return Index in no way suggests or implies an opinion by FRC as to the advisability of investment in any or all of the securities upon which the Russell 2000 Total Return Index is based. FRC’s only relationship to MLPF&S and the Model Sponsor is the licensing of certain trademarks and trade names of FRC and of the Russell 2000 Total Return Index which is determined, composed and calculated by FRC without regard to MLPF&S, ML&Co., the Model Sponsor, the Model or the Notes. FRC is not responsible for and has not reviewed the Notes nor any associated literature or publications and FRC makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FRC reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Total Return Index. FRC has no obligation or liability in connection with the administration, marketing or trading of the Notes.

FRC DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND FRC SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRC MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MLPF&S, THE MODEL SPONSOR, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. FRC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRC HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

One-month USD LIBOR

One-month USD LIBOR means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one month period that normally appears on “Reuters” Page LIBOR01 (or any successor service or page), for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m. (London time) on the relevant determination date.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, entities classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Model. In the opinion of Tax Counsel, this characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The characterization and tax treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization and treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization and treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization and tax treatment of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date. Upon the receipt of cash on the maturity date of the Notes, a U.S. Holder will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on that sale or exchange and that U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be short-term or long-term capital gain or loss, depending upon the U.S. Holder’s holding period for the Notes as of the date of such sale or exchange. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization and tax treatment of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”).

If the IRS were successful in asserting that the CPDI Regulations applied to the Notes, the timing and character of income, gain or loss recognized with respect to the Notes would significantly differ from the timing and character of income, gain or loss described above. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized on the maturity date or upon a sale or exchange of the Notes prior to the maturity date would generally be treated as ordinary income, and any loss would be generally treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

In addition to the potential applicability of the CPDI Regulations to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by that taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by that U.S. Holder on the sale, exchange or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization and treatment of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized and treated as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

Based on the characterization and tax treatment of each Note as a pre-paid cash-settled forward contract linked to the level of the Model, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon a sale or exchange will not be subject to United States withholding tax, provided that the non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with a United States trade or business of the non-U.S. Holder. Any capital gain realized on the maturity date or upon the sale or exchange of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) that gain is not effectively connected with a United States trade or business of the non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, the individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale or exchange, or the gain is not attributable to a fixed place of business maintained by the individual in the United States, and the individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations and tax treatments of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization and tax treatment of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless the beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed prices basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.’s obligation to pay the Redemption Amount or Exchange Amount, as applicable. In connection with this arrangement, this subsidiary will pay MLPF&S $.05 per unit as part of its underwriting fee.

For clients holding these Notes in MLPF&S’ fee-based investment advisory programs, the Notes are considered excluded assets for purposes of calculating the asset-based fee for the service. Clients in such accounts will be subject to mark-up/mark-down or commission charges in secondary market purchases and sales of the Notes.

In addition to the compensation paid at the time of the original sale of the Notes, MLPF&S will pay on an annual basis an additional 0.5% per unit as a trailing sales commission to brokers whose clients purchased the units in the initial distribution and who continue to hold their Notes at the time of payment. Also, MLPF&S may from time to time pay such additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold those Notes.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this pricing supplement for offers and sales in secondary market transactions and market-making transactions in the Notes. MLPF&S and First Republic Securities Company, LLC may act as principal in these transactions, and the sales will be made at prices related to prevailing market prices at the time of the sale.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from ML&Co.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”,

Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page

Accumulated Model Factor Total Return	PS-21
Adjusted HFRI Composite Index	PS-20
adjusted Model Factor	PS-20
Banking Business Day	PS-16
Business Day	PS-17
Calculation Day	PS-15
Calculation Period	PS-15
Ending Value	PS-4
Exchange	PS-21
Exchange Amount	PS-5
Exchange Business Day	PS-21
Exchange Date	PS-15
Exchange Disruption	PS-22
Exchange Notice Period	PS-15
Factor Publisher	PS-23
HFRI Composite Index	PS-4
Market Disruption Event	PS-22
Model	PS-1
Model Business Day	PS-15
Model Calculation Day	PS-21
Model Calculator	PS-19
Model Factor	PS-3
Model Rebalancing Day	PS-19
Model Security	PS-21
Model Sponsor	PS-3
Notes	PS-1
Observation Period	PS-20
Pricing Date	PS-3
Publication Date	PS-19
Redemption Amount	PS-4
Related Exchange	PS-21
Securities Disruption Event	PS-15
Starting Value	PS-4
successor factor	PS-23
successor model	PS-17
Valuation Time	PS-22

                    Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Strategic Return Notes®

Linked to the Merrill Lynch Factor ModelSM

due December    , 2012

(the “Notes”)

$10 original public offering price per unit

PRICING SUPPLEMENT

Merrill Lynch & Co.

November     , 2007

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.